Exhibit 10.3

EXECUTION

DUKE/HULFISH, LLC

LIMITED LIABILITY COMPANY AGREEMENT

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A	-	Form of Management Agreement

Exhibit B	-	Notice Addresses

Exhibit C	-	Initial Closing Properties

Exhibit D	-	Subsequent Closing Properties

Exhibit E	-	Stated Capital Contribution Amount

Exhibit F	-	Form of Construction Management Agreement

iii

LIMITED LIABILITY COMPANY AGREEMENT

OF

DUKE/HULFISH, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of DUKE/HULFISH, LLC (the “Company”), made as of the 12 day of June, 2008, by and between CBRE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “CBRE Member”), and DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership (the “Duke Member”).

WITNESSETH:

WHEREAS, the Company was formed pursuant to the filing of its Certificate of Formation (and as the same may be amended and/or restated from time to time, the “Certificate”) with the Secretary of State of the State of Delaware on April 29,2008;

WHEREAS, pursuant to that certain Contribution Agreement, dated as of the date hereof, among the Duke Member, the CBRE Member and the Company (the “Initial Contribution Agreement”), the Company (either directly or indirectly through one or more Subsidiaries), concurrently with the execution and delivery of this Agreement, shall acquire ownership of (a) certain properties improved with industrial buildings (each, together with any additional properties from time to time acquired by the Company or a Subsidiary, a “Property” and collectively, the “Properties”) or (b) all of the equity interests of one or more newly-formed, bankruptcy-remote Pass Through Entities owning such Properties;

WHEREAS, simultaneously herewith, the CBRE Member and the Duke Member have entered into that certain Qualified Future Asset Investment Agreement, dated as of even date herewith (the “Qualified Future Asset Investment Agreement”) regarding the Duke Member’s contribution or sale of additional Properties to the Company or its Subsidiaries; and

WHEREAS, the Company (either directly or indirectly through one or more Subsidiaries) may enter into additional Contribution Agreements to acquire Properties or all of the equity interests of one or more newly-formed, bankruptcy-remote Pass Through Entities owning such Properties (such additional Contribution Agreements, together with the Initial Contribution Agreement, shall each be referred to as a “Contribution Agreement” and collectively, the “Contribution Agreements”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto do hereby mutually covenant and agree as follows:

ARTICLE 1.

DEFINITIONS

The defined terms used in this Agreement shall have the meanings specified below:

“1933 Act” is defined in Section 2.5.

“Accountant(s)” means KPMG LLP or such other firm of independent certified public accountants as may be engaged from time to time by the Company with the approval by the Executive Committee.

“Act” means the Delaware Limited Liability Company Act (6 Del.C. §18-101 et seq.), as it may be amended from time to time.

“Additional Capital Contributions” has the meaning set forth in Section 4.4.

“Adjusted Capital Account Deficit” means, as of any particular date, the deficit balance, if any, in such Member’s Capital Account as of such date after adjusting such Capital Account as follows:

(a) such Capital Account shall be increased to reflect the amounts, if any, which such Member is obligated to restore to the Company or is treated or deemed to be obligated to restore pursuant to Regulations Sections 1.704-1(b)(2)(ii)(b)(3), 1.704-l(b)(2)(ii)(c), 1.704-2(g)(l)(ii) and 1.704-2(i)(5);

(b) such Capital Account shall be reduced to reflect any items described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6);

“Administration Fee” has the meaning set forth in Section 3.4(a).

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, the Company, the Duke Member, and the CBRE Member shall not be deemed to be “Affiliates” of one another, and their respective Affiliates shall not be deemed to be “Affiliates” of the other parties to this Agreement or their respective Affiliates.

“Affiliate Agreement” means any agreement between the Company (or any Subsidiary) and any Member or an Affiliate of such Member, other than this Agreement, the Management Agreements, the Initial Contribution Agreement, the Construction Management Agreements, and the Qualified Future Asset Investment Agreement.

“Agreed Value” means, with respect to any Property (or portion thereof), (a) the actual purchase price of any Property (or portion thereof) purchased by the Company or its Subsidiaries or (b) the value of any Property (or portion thereof) sold or contributed to the Company or a Subsidiary (either directly or indirectly through the contribution or sale of all of the equity interests of a newly-formed, bankruptcy-remote Pass Through Entity owning such Property) by the Duke Member as of the date of such contribution as set forth in the applicable Contribution Agreement or determined pursuant to the provisions of such Contribution Agreement.

“Agreement” means this Limited Liability Agreement of Duke/Hulfish, LLC, as amended from time to time.

“Annual Budget” has the meaning set forth in Section 3.8.

“Available Cash” means the (i) the aggregate cash receipts of the Company and its Subsidiaries of all kinds (other than in respect of Capital Transactions) including proceeds of any business interruption insurance, rent loss insurance and amounts funded from Company reserves less (ii) the sum of (A) the aggregate cash disbursements for expenses of the Company and its Subsidiaries (including management fees and debt service, but excluding transaction costs incurred by the Company or its Subsidiaries in connection with any Capital Transactions), (B) the aggregate deposits into reserves (other than in respect of Capital Transactions) as set forth in an approved Annual Budget, and (C) capital expenditures not funded from capital contributions or any financing proceeds (consistent with the Annual Budget, the Capital Budget, or as otherwise required by the lender with respect to such financing).

“Building Expansion” means the expansion of a building comprising a Property as required by a Lease of said Property.

“Business Day” means any day other than (a) a Saturday and Sunday and (b) any other day on which commercial banks in New York City are authorized or required to be closed.

“Capital Account” has the meaning set forth in Section 6.1.

“Capital Budget” has the meaning in Section 3.9.

“Capital Transaction” means, in respect of the Company, any Property, or any Subsidiary, (i) any financing or refinancing thereof or (ii) any sale, disposition, taking or loss thereof (including, without limitation, transactions which generate condemnation awards, payment of title insurance proceeds or casualty loss insurance proceeds other than business interruption or rental loss insurance proceeds).

“CBRE Agreement” means any agreement between the Company or a Subsidiary and the CBRE Member or an Affiliate of the CBRE Member.

“CBRE Member” has the meaning set forth in the preamble, and also means (a) the CBRE Member together with any transferee to whom a portion of the CBRE Member’s Interest has been transferred in connection with Section 9.1 or (b) any permitted successor to the CBRE Member’s entire interest in the Company.

“CBRE Member Party” has the meaning set forth in Section 11.6(b).

“Certificate” has the meaning set forth in the recitals.

“Code” means the Internal Revenue Code of 1986, as amended from time to time,

“Company” has the meaning set forth in the preamble.

“Company Buy Offer” has the meaning set forth in Section 13.1(a).

“Company Buy-Sell Closing Date” has the meaning set forth in Section 13.1(d).

“Company Buy-Sell Deposit” has the meaning set forth in Section 13.1(c).

“Company Buy-Sell Notice” has the meaning set forth in Section 13.1(a).

“Company Buy-Sell Offer Period” has the meaning set forth in Section 13.1 (b).

“Company Buy-Sell Procedure” has the meaning set forth in Section 13.1(a).

“Company Buy-Sell Purchase Price” has the meaning set forth in Section 13.1(a).

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Offeree” has the meaning set forth in Section 13.1(a).

“Company Offeror” has the meaning set forth in Section 13.1(a).

“Company Sell Offer” has the meaning set forth in Section 13.1(a).

“Construction Management Fee” has the meaning set forth in Section 3.4(b).

“Continuing Party” has the meaning set forth in Section 13.1(e).

“Contributing Member” has the meaning set forth in Section 4.4(a).

“Contribution Agreement” has the meaning set forth in the recitals.

“control”, “controlling” or “controlled by” or other similar variations thereof, shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person, whether by contract, ownership of voting securities or otherwise.

“Covered Person” means any Representative, the Managing Member or any Member and any Affiliate of the Managing Member or any Member.

“Deadlock” means that the Representatives are unable, after good faith, diligent efforts to resolve any differences, to reach agreement on a Major Decision.

“Depreciation” means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Development Fee” has the meaning set forth in Section 3.4(c).

“Due Care” means, except as expressly permitted in this Agreement or in any Affiliate Agreement to the contrary:

(a) to act in good faith, in the best interests of the Company and its Members, for the benefit of the Company, within the scope of one’s authority, with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent real estate professional experienced in such matters would use in the conduct of an enterprise of like character with like aims;

(b) to discharge one’s duties with respect to the Company in the interest of providing benefit to the Company and in accordance with this Agreement; and

(c) to not do any of the following:

(i) deal with the assets of the Company solely for one’s own interest or solely for one’s own account;

(ii) act in any transaction involving the Company on behalf of a party, or represent a party, whose interests are adverse to the interests of the Company; or

(iii) receive any consideration for one’s own account from any party conducting business with the Company in connection with a transaction involving the assets of the Company without the consent of the other Member.

“Duke Agreement” means any agreement between the Company or a Subsidiary and the Duke Member or an Affiliate of the Duke Member.

“Duke Member” has the meaning set forth in the preamble, and also means (a) the Duke Member together with any transferee to whom a portion of the Duke Member’s Interest has been transferred in connection with Section 9.1 or (b) any permitted successor to the Duke Member’s entire interest in the Company.

“Duke Member Party” has the meaning set forth in Section 11.6(a).

“Executive Committee” has the meaning set forth in Section 3.1(a).

“First Tier Return” means: (a) during the period from the date hereof through and including the date that is the fifth (5th) anniversary of the date hereof, a sum equal to six and twenty-five hundredths percent (6.25%) per annum, determined on the basis of a year of 365 or 366 days as the case may be, for the actual number of days in the period for which the First Tier Return is being determined, cumulative and compounded, on an annual basis, to the extent not distributed in any given Fiscal Year pursuant to Section 5.1(a)(ii) or 5.1(b)(iii) in the case of the CBRE Member or pursuant to Section 5.1(a)(iii) or 5.1(b)(iv) in the case of a Duke Member, of the average daily balance of the Unrecovered Capital of the CBRE Member or the Duke Member, as the case may be, from time to time during the period to which the First Tier Return relates, commencing on the dates the CBRE Member and the Duke Member made the contributions contemplated in Section 4.1; and (b) after the date that is the fifth (5th) anniversary of the date hereof, a sum with respect to each Member equal to the total amount of First Tier Returns due but unpaid to such Member with respect to the period from the date hereof through and including the date that is the fifth (5th) anniversary of the date hereof. Notwithstanding anything to the contrary in this Agreement, the First Tier Return due but unpaid during the term of this Agreement shall accrue interest, cumulative and compounded, on an annual basis at a rate of 6.25% per annum.

“Fiscal Year” means the calendar year, except that the initial Fiscal Year shall commence on the date hereof and the final Fiscal Year shall end on the date on which the Company is terminated under Article 8.

“Funding Notice” has the meaning set forth in Section 4.4(a).

“GAAP” has the meaning set forth in Section 7.1.

“Gross Asset Value” has the meaning set forth in Section 6.2.

“Initial Closing” has the meaning as defined in Section 4.1(a).

“Initial Closing Properties” has the meaning as defined in Section 4.1(a).

“Interests” means the limited liability company interests of the Company.

“Internal Rate of Return” means the lowest annual interest rate, compounded quarterly but expressed as an annual rate, that causes the discounted present value of all distributions made pursuant to Section 5.1 (exclusive of distributions pursuant to Sections 5.1(a)(i) and 5.1(b)(i)) to the CBRE Member to equal the capital contributions of such Member made pursuant to Article 4 (excluding capital contributions described in Section 4.4(e)). For purposes of this computation, all contributions and distributions shall be deemed to have been made on the actual dates on which such contributions and distributions were made.

“Lease” means, with respect to any Property, the lease of such Property by a tenant.

“Leasing Plan” has the meaning set forth in the definition of Major Decisions below.

“Loans” means, with respect to any Property, any financings obtained by the Company or any Subsidiary with respect to such Property.

“Major Decisions” shall mean each of the following decisions affecting the Company or any Subsidiary thereof:

(a) disposing, transferring, selling, acquiring (other than acquisitions by (or contributions to) the Company or a Subsidiary pursuant to the Qualified Future Asset Investment Agreement) or substituting any Property or entering into any master lease or ground lease with respect to any Property;

(b) dissolving, terminating and winding up the Company or any Subsidiary;

(c) the issuance of any Interests or other equity interests in the Company to any Person, other than the interests issued to the Duke Member and the CBRE Member on the date hereof, it being understood that any Funding Notice delivered and any capital contribution made or to be made pursuant to Section 4.4 does not constitute, and shall not be deemed to result in, the issuance of any additional Interests hereunder;

(d) merging or consolidating the Company or any of its Subsidiaries with any other entity, converting or reorganizing the Company or any Subsidiary into any other form of entity, or entering into any agreement or transaction that would result in a change of control of the Company or a sale of all or substantially all of the Company’s assets;

(e) any expenditures in excess of $50,000, individually or in the aggregate, in any Fiscal Year, to the extent such expenditure (A) is not reimbursable by a tenant under a Lease, (B) does not constitute a Shortfall Item, (C) is not a Permitted Excess Line Item Expenditure, (D) is not included in an Annual Budget or a Capital Budget, or (E) is not required under a Lease;

(f) issuing: (A) Interests or other equity interests of the Company or any Subsidiary, or (B) bonds, debentures, notes or other evidences of indebtedness (other than in the ordinary course of business) by the Company or any Subsidiary, which may be secured or unsecured and may be subordinated to any indebtedness of the Company or any Subsidiary; in each case for cash, property or other consideration (including securities issued or created by, or interests in, any Person), and including any amendment or modification of any agreement relating thereto;

(g) (A) borrowing money and giving negotiable or nonnegotiable instruments therefor (including any determination pursuant to Section 4.3(a) to borrow money and any Loan), (B) guarantying, indemnifying or acting as surety with respect to payment or performance of obligations of third parties, (C) the incurrence of any other direct or indirect financial obligations by the Company or any Subsidiary, including for reimbursement on letters of credit or other financial obligations, not otherwise in the ordinary course of the Company’s business, and (D) assigning, conveying, transferring, mortgaging, subordinating, pledging, granting security interests in, encumbering or hypothecating any Property (or portion thereof) to secure any indebtedness of the Company or any Subsidiary or any of the other foregoing obligations of the Company or any Subsidiary, including any amendment or modification of any agreement relating thereto;

(h) discontinuing the operations of the Company or any Subsidiary;

(i) repurchasing or redeeming any Interests or other securities issued by the Company or any Subsidiary;

(j) approving an Annual Budget and any Capital Budget or making any amendment or modification thereto;

(k) if there is any vacancy, or anticipated vacancy for any Properties, approving an annual leasing plan (which may be part of the Annual Budget) (each, a “Leasing Plan”) for the Properties in respect of the upcoming Fiscal Year, which Leasing Plan shall contain (A) a list of space becoming available for the ensuing calendar year, (B) recommendations for base and other rental amounts, tenant improvement allowances or amounts and other concessions for space within the Properties based on then current market rates and conditions for similar properties in the same geographic area, (C) a recommended form of lease agreement or modifications thereto (if applicable), and (D) such other information, reports, guidelines and parameters as the Executive Committee might reasonably request;

(l) approving any leases, modifications or renewals that do not conform to the then applicable Leasing Plan;

(m) taking of any of the following actions on behalf of the Company or any Subsidiary: (A) the voluntary commitment of any act of bankruptcy (or any similar act of insolvency) or the filing of a voluntary petition in bankruptcy; (B) the filing of a voluntary petition or answer seeking reorganization or arrangement with creditors or seeking to take advantage of any insolvency laws; the application for or consent in writing to the appointment of a receiver for the Company or its assets; (C) making a general assignment for the benefit of creditors; or (D) filing an answer consenting to a petition filed against the Company or any Subsidiary in any bankruptcy, reorganization or insolvency proceeding;

(n) approving the advancement of expenses to an Indemnitee under Section 11.5;

(o) selection of counsel for the Company or any Subsidiary; initiating legal proceedings outside of the ordinary course, settlement of litigation with an uninsured cost of $50,000.00 or more;

(p) decisions on significant tax matters and tax elections;

(q) reinvestment of insurance or condemnation proceeds over $250,000.00;

(r) approving any development plans pertaining to a Building Expansion and any modifications thereto (except for any development plans already approved by the landlord under any Lease of a Property);

(s) distributing any cash or property to the Members other than pursuant to Article 5;

(t) confession of judgment;

(u) entering into new service contracts having an annual payment of more than $50,000, unless included in an Annual Budget or Capital Budget;

(v) entering into any Affiliate Agreement and any amendments or modifications to any Management Agreement, Construction Management Agreements, or any Affiliate Agreement (other than immaterial modifications that do not have any modification of any payment terms), subject to Section 3.1(b)(vii);

(w) the engagement of the Accountant (including any replacement thereof), provided that the initial engagement of KPMG LLP shall be deemed to have been unanimously approved by the Executive Committee as a result of the execution of this Agreement; and

(x) amending this Agreement.

“Management Agreement” means one or more management agreements between the Company or a Subsidiary and the Property Manager, to be entered into concurrently with the execution and delivery of this Agreement and upon any Subsequent Closing, setting forth the applicable Property Manager’s duties in respect of each applicable Property, in the form attached hereto as Exhibit A.

“Managing Member” means, (a) initially, the Duke Member, and (b) upon the delivery by the Executive Committee of the notice described in Section 3.7(b) removing the then Managing Member, the other Member.

“Marketable Property” has the meaning set forth in Section 12.1.

“Marketing Notice” has the meaning set forth in Section 12.4(a).

“Marketing Price” has the meaning set forth in Section 12.4(a).

“Member” means the CBRE Member or the Duke Member, or both, as the context requires.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Regulations Section 1.704-2(i)(3)

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Regulations Sections 1.704-2(i)(l) and 1.704-2(i)(2).

“Net Capital Transaction Proceeds” means (a) the net proceeds from any Capital Transaction (including, but not limited to, the proceeds from any eminent domain proceeding or conveyance in lieu thereof or from title insurance or casualty insurance), less (b)(i) payment of all costs and other expenses of the Company or any Subsidiary related thereto (including, but not limited to, the satisfaction of any debt secured by the applicable Property) and (ii) the establishment of reasonable reserves by the Managing Member or the Executive Committee pertaining to the Capital Transaction.

“Non-Contributing Member” has the meaning set forth in Section 4.4(a).

“Non-Managing Member” means, as of any moment in time, the Member that is not the Managing Member.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(l).

“Offer” has the meaning set forth in Section 12.1.

“Partial Transferee” has the meaning set forth in Section 9.1(b).

“Pass Through Entity” means any Person that is taxed as a partnership or is a disregarded entity for U.S. federal income tax purposes.

“Percentage Membership Interest” means: (a) 80%, in the case of the CBRE Member; and (b) 20%, in the case of the Duke Member.

“Permitted Excess Line Item Expenditures” is defined in Section 3.8.

“Person” means any individual, general partnership, limited partnership, corporation, joint venture, estate, trust, (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, limited liability company, business trust, cooperative, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, or other entity.

“Priority Loan” has the meaning set forth in Section 4.4(a).

“Priority Rate” has the meaning set forth in Section 4.4(a).

“Profit” and “Loss” mean, for each taxable year or other period, an amount equal to the Company’s taxable income or loss for the year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss or deduction required to be stated separately under Section 703(a)(l) of the Code), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses will be added to taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures under Regulations Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;

(c) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value;

(d) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period;

(e) Any items which are specially allocated under Section 6.3(b) or Section 6.3(c) will not affect calculations of Profits or Losses; and

if the Gross Asset Value of any Company asset is adjusted under Section 6.2(b) or Section 6.2(c) the adjustment will be taken into account as gain or loss from disposition of the asset for purposes of computing Profits or Losses.

“Promote Distribution” has the meaning set forth in Section 5.1.

“Property” and “Properties” have the meanings set forth in the recitals.

“Property Buy Offer” has the meaning set forth in Section 13.2(a).

“Property Buy-Sell Deposit” has the meaning set forth in Section 13.2(c).

“Property Buy-Sell Notice” has the meaning set forth in Section 13.2(a).

“Property Buy-Sell Offer Period” has the meaning set forth in Section 13.2(b).

“Property Buy-Sell Procedure” has the meaning set forth in Section 13.2(a).

“Property Buy-Sell Purchase Price” has the meaning set forth in Section 13.2(a).

“Property Manager” means, with respect to any Property, Duke Realty Services, LLC (an Indiana limited liability company and an Affiliate of the Duke Member) or any other Person then engaged by the Company or a Subsidiary to manage such Property.

“Property Management Fee” has the meaning set forth in Section 3.4(d).

“Property Offeror” has the meaning set forth in Section 13.2(a).

“Property Offeree” has the meaning set forth in Section 13.2(a).

“Property Sell Offer” has the meaning set forth in Section 13.2(a).

“Qualified Future Asset Investment Agreement” has the meaning set forth in the preamble.

“Recourse Payment” has the meaning set forth in Section 4.3(b).

“Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provisions of succeeding, similar, substitute, temporary, proposed or final Regulations.

“REIT” means a real estate investment trust as defined in Section 856 of the Code.

“Representative” has the meaning set forth in Section 3.1(a).

“ROFO Deposit” has the meaning set forth in Section 12.4(d).

“ROFO Initiating Member” has the meaning set forth in Section 12.4(a).

“ROFO Non-Initiating Member” has the meaning set forth in Section 12.4(a.

“ROFO Notice” has the meaning set forth in Section 12.4(b).

“ROFO Purchase Price” has the meaning set forth in Section 12.4(b).

“ROFR Deposit” has the meaning set forth in Section 12.3.

“ROFR Initiating Member” has the meaning set forth in Section 12.1.

“ROFR Non-Initiating Member” has the meaning set forth in Section 12.1.

“ROFR Notice” has the meaning set forth in Section 12.1.

“ROFR Response Period” has the meaning set forth in Section 12.2.

“Second Company Buy-Sell Meeting” has the meaning set forth in Section 13.1(a).

“Second Property Buy-Sell Meeting” has the meaning set forth in Section 13.2(a).

“Shortfall” means the insufficiency, as determined by either Member or the Executive Committee, of the Company’s funds for Shortfall Items.

“Shortfall Items” means any (a) payment of debt service on existing liabilities of the Company or a Subsidiary (including, without limitation, on any indebtedness secured by a mortgage or other lien or security title instrument encumbering a Property), (b) payments of other contractual obligations of the Company or a Subsidiary which have been duly approved by the Executive Committee, (c) payments needed to preserve the Company’s or a Subsidiary’s properties and assets, (d) payments required to prevent the Company or any Subsidiary from defaulting under any Lease or other contract to which the Company or a Subsidiary is a party and which has been approved by the Executive Committee (including any such Lease or contract provided for in an Annual Budget), (e) payment of the Company’s or its Subsidiaries’ obligations for taxes, utility services, adjudicated and uninsured tort liability, judgments against the Company or a Subsidiary and amounts owing which are needed to keep in place all of the Company’s insurance policies, as such become due and payable, (f) payments arising from an emergency situation or any unanticipated event or circumstance that causes an imminent danger of material financial or other loss to the Company, taken as a whole, (g) payments required to complete construction of a capital improvements project approved by the Executive Committee, (h) payments required to complete a Building Expansion, or (i) payments needed to comply with applicable laws.

“State Acts” is defined in Section 2.5.

“Stated Contribution Amount”, with respect to each Member, has the meaning set forth in Section 4.2.

“Stated Value” means, (a) for any contributed Property, the Agreed Value of such Property and all related closing costs of the Company or a Subsidiary for such Property, (b) and for any purchased Property, the purchase price and all related closing costs of the Company or a Subsidiary for such Property. With respect to a Building Expansion or any other capital improvements made to a Building (other than normal capital improvements necessary for the maintenance and repair of the Property), the Stated Value of the applicable Property shall be increased by the Agreed Value of any land acquired (if applicable) plus all costs (soft and hard) incurred by the Company or a Subsidiary in connection with such Building Expansion or such other capital improvements.

“Subsidiary” means any Person of which more than fifty percent (50%) of the outstanding voting securities are owned, at the time of determination, directly, or indirectly through one or more intermediaries, by the Company; provided, that all Subsidiaries of the Company shall be Pass Through Entities.

“Subsequent Closing” has the meaning set forth in Section 4.1(b).

“Subsequent Closing Properties” has the meaning set forth in Section 4.1(b).

“Third-party Loan” has the meaning set forth in Section 4.3(a).

“Third-party Loan Notice” has the meaning set forth in Section 4.3(a).

“Transfer” means any issuance, sale, transfer, gift, assignment, devise or other disposition of any Interest. The terms “Transfers” and “Transferred” shall have correlative meanings.

“Unrecovered Capital” means, with respect to any Member, such Member’s Stated Contribution Amount less the cumulative distributions to such Member pursuant to Sections 5.1(a)(iv) and 5.1(b)(ii).

“Withdrawing Party” has the meaning set forth in Section 13.1(e).

ARTICLE 2.

FORMATION OF THE COMPANY

2.1 Formation. The CBRE Member and the Duke Member agree to the formation of the Company pursuant to the Act and agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. The Company was formed upon the filing of the Certificate with the Secretary of State of Delaware and shall continue until the occurrence of an event described in Section 8.1. Subject to the terms of this Agreement, the Managing Member shall take all actions which may be reasonably necessary or appropriate for the formation and continuation of the Company as a limited liability company under the laws of the State of Delaware.

2.2 Registered Office and Agent, Principal Office. The principal office of the Company is 600 East 96th Street, Suite 100, Indianapolis, IN 46240, or such other place as the Duke Member may from time to time designate, with the approval of the CBRE Member if such address is other than the principal office of the Duke Member. The registered office of the Company in the State of Delaware is located at, and the registered agent for service of process on the Company in the State of Delaware is, Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Executive Committee deems advisable; provided that no approval of the Executive Committee shall be required for the maintenance of the Company’s principal office as provided above.

2.3 Purposes. The purposes of the Company are to (a) own, hold and manage the Properties and, from time to time, lease, improve, finance, refinance, mortgage, transfer, sell and/or convey the same and (b) engage in such other activities as are reasonably incidental to the purpose and business of the Company, in each case either directly or indirectly, through one or more of its Subsidiaries.

2.4 Powers. In furtherance of its purposes, but otherwise subject to the other provisions of this Agreement, the Company (together with its Subsidiaries) shall have the power and is authorized:

(a) to acquire and exercise all rights, privileges and other incidents of ownership or possession (including the right to dispose of the same) with respect to the Properties (or the equity interests of any Subsidiaries owning such Properties) or interests therein, with the power to designate one or more Persons to exercise any of said rights, powers and privileges;

(b) to open, maintain and close bank accounts and draw checks and other orders for the payment of money;

(c) to engage attorneys, accountants, consultants or such other Persons as may be necessary or advisable to counsel and advise as to the conduct of the business and affairs of the Company and its Subsidiaries and to pay reasonable compensation for such services;

(d) to establish, have, maintain or close one or more offices, and in connection therewith, to rent or acquire office space, engage personnel and do such other acts as may be advisable or necessary in connection with such offices and personnel;

(e) to acquire by purchase, exchange, lease or otherwise, and to sell, convey or otherwise dispose of any real or personal property, any Subsidiary, or any interest therein which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(f) to borrow money, on a secured or unsecured basis, or otherwise obtain or guaranty credit, in furtherance of the purposes of the Company, to refinance any Company indebtedness, issue evidences of indebtedness to evidence such borrowings, and secure the same by mortgage, pledge or other lien on any property of the Company or any Subsidiary;

(g) to prepay, in whole or in part, and refinance, recast, increase, modify or extend any indebtedness;

(h) to pay closing costs and other expenses of the Company or the Subsidiaries incurred in the acquisition of the Properties or one or more Pass Through Entities owning such Properties;

(i) to enter into, perform and carry out contracts incident to the foregoing which may be lawfully carried out or performed by a limited liability company under the laws of the State of Delaware;

(j) to invest and reinvest cash of the Company or any Subsidiary in money-market or other short-term investments;

(k) to form or cause to be formed and to own equity interests in one or more Subsidiaries, and to form or cause to be formed and to participate in and own equity interests in Pass Through Entities;

(1) (i) to sue, prosecute, settle or compromise all claims against third parties; (ii) to compromise, settle or accept judgment of claims against the Company or any Subsidiary; and (iii) to execute all documents and make all representations, admissions and waivers in connection with the foregoing;

(m) to distribute, subject to the terms of this Agreement, at any time and from time to time, to Members, cash or investments or other property of the Company or any Subsidiary; and

(n) to engage in any and all other acts which now or hereafter may be lawfully done and which are incidental or appurtenant to or arising from or connected with any of the objectives, purposes or powers of the Company.

2.5 Warranties, Representations and Covenants – of all Members. Each Member represents and warrants as to each of the following:

(a) that it understands that the Company will not register the issuance of the Interests under the federal Securities Act of 1933, as amended (the “1933 Act”), or any state securities laws (the “State Acts”), in reliance upon exemptions from registration contained in the 1933 Act and the State Acts, and that the Company relies upon these exemptions, in part, because of the Member’s representations, warranties, and agreements contained in this Agreement;

(b) that such Member is acquiring its Interests for its own purpose, with the intention of holding the Interests for investment and with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the Interests; and it will not make any sale, transfer, or other disposition of the Interests without registration under the 1933 Act and the State Acts unless an exemption from registration is available under the 1933 Act and the State Acts;

(c) that such Member is familiar with the business in which the Company is or will be engaged, and based upon its knowledge and experience in financial and business matters, it is familiar with the investments of the type that it is undertaking to purchase; such Member is fully aware of the problems and risks involved in making an investment of this type and it is capable of evaluating the merits and risks of this investment; such Member acknowledges that, prior to executing this Agreement, it has had the opportunity to ask questions of and receive answers or obtain additional information from a representative of the Company concerning the financial and other affairs of the Company, and, to the extent it believes necessary in light of its knowledge of the Company’s affairs, it has asked these questions and received satisfactory answers;

(d) that the investment that such Member is undertaking corresponds with the nature and size of its present investments and net worth, and it can financially bear the economic risk of this investment, including the ability to afford holding the Interests for an indefinite period or to afford a complete loss of this investment; and

(e) that such Member has taken and shall continue to take all steps and implemented all policies which are necessary to ensure that it is in compliance with all governmental requirements applicable to it and its business, including, without limitation, those governmental requirements relating to the prevention of money laundering and anti-terrorism, including as they relate to the source of funds to such Member, any direct or indirect interest holders in such Member or the Company and to the operations of such Member, any direct or indirect interest holders in such Member or the Company.

2.6 Issuances. As of the date hereof, the Percentage Membership Interest of the CBRE Member is 80%, and the Percentage Membership Interest of the Duke Member is 20%. Other than as set forth in the immediately preceding sentence, the Company has issued no other Interests, and the Company has no other Members. The Company shall not issue any additional Interests or make any adjustments to the Percentage Membership Interests without the unanimous written consent of the Executive Committee.

ARTICLE 3.

MANAGEMENT

3.1 Executive Committee.

(a) Establishment of Executive Committee. The Company shall have an executive committee (the “Executive Committee”) which shall consist of five (5) individuals (each, a “Representative”), of whom three (3) shall be appointed by the CBRE Member and two (2) by the Duke Member. The CBRE Member and the Duke Member shall have the right to remove and designate replacements of their respective Representatives by written notice to the Company, without the consent of the other Member, effective upon the later of: (i) the date set forth in such notice; and (ii) the Company’s receipt of such notice. The Representatives shall appoint, by majority vote of the then current Representatives, one of the Representatives to preside at meetings of the Executive Committee, and such Representative shall preside over all meetings of the Executive Committee.

(b) Authority of Executive Committee.

(i) The Members hereby establish the Executive Committee, and vest the Executive Committee with the authority to act on behalf of the Company and to make all Major Decisions as set forth in this Agreement. Except with respect to Major Decisions, any action by the Executive Committee shall be authorized if approved by a majority of the Representatives then holding office.

(ii) Any Major Decision shall require the unanimous approval of the entire Executive Committee for authorization or approval.

(iii) Meetings of the Executive Committee shall be held, not less frequently than quarterly, at the principal office of the Company, unless some other place is designated in the notice for such meeting. Any Representative may participate in a meeting through the use of a conference telephone, video conference or similar communication equipment, so long as all Representatives participating in such meeting can hear one another. Accurate minutes of any meeting of the Executive Committee shall be maintained by a representative of the Managing Member, who shall attend each meeting of the Executive Committee but shall not have any voting rights, unless such representative shall also be a Representative of either the CBRE Member or the Duke Member.

(iv) Special meetings of the Executive Committee for any purpose may be called at any time by any Representative, or may be requested by the Managing Member. Unless waived by the Executive Committee, at least six (6) Business Days’ prior written notice of the time and place of any meeting of the Executive Committee shall be delivered personally to each of the Representatives. In the case of a special meeting, such notice shall be delivered by the Representative or the Managing Member calling such meeting, and in the case of a regularly scheduled meeting, such notice shall be delivered by the Company.

Notice may be delivered by facsimile, e-mail or by a nationally recognized overnight courier service. Notice shall be transmitted to the last known facsimile number, e-mail address or mailing address of the Representative as shown on the records of the Company, and when so delivered, shall be considered due, legal and personal notice to such Representative. With respect to a meeting which has not been duly called or noticed pursuant to the foregoing provisions, all transactions carried out at such meeting shall be valid as if taken at a meeting duly called and noticed if either (A) all Representatives are present at the meeting (either in person or by telephone or video conference), and sign a written consent to the holding of such meeting; or (B) if a Representative attends a meeting (either in person or by telephone or video conference) without notice and does not protest prior to the meeting or at its commencement that notice was not given to him or her.

(v) Any action required or permitted to be taken by the Representatives may be taken without a meeting and will have the same force and effect as if taken by a vote of Representatives at a meeting properly called and noticed, if authorized by a writing signed individually or collectively by all, but not less than all, the Representatives. Such consent shall be filed with the records of the Company.

(vi) The CBRE Member hereby appoints each of Brian Welcker, Chuck Hessel and Philip Kianka to serve as a Representative of the Company until such time as the CBRE Member shall designate another person to serve as Representative in such person’s stead in accordance with the provisions of this Agreement. The Duke Member hereby appoints each of Robert Chapman and Jason Sturman to serve as a Representative of the Company until such time as the Duke Member shall designate another person to serve as Representative in such person’s stead in accordance with the provisions of this Agreement.

(vii) Notwithstanding any other provision of this Agreement, but without limiting the Managing Member’s obligations under Section 3.2(1), any action or decision of the Company under or with respect to:

(A) declaring a default under, or pursuing any remedies with respect to, a Duke Agreement (or CBRE Agreement, if the CBRE Member is the Managing Member) (including any Management Agreement which is a Duke Agreement or a CBRE Agreement, as applicable); or

(B) any Contribution Agreement (including the authorization thereof) or the Qualified Future Asset Investment Agreement,

shall, in the case of clause (A) be taken or made by the Non-Managing Member’s unilateral action (acting through its Representatives) without the consent or approval of the Managing Member or its appointed Representatives, and in the case of clause (B) be taken or made by the CBRE Member’s unilateral action (acting through the Representatives appointed by the CBRE Member) without the consent or approval of the Duke Member or its appointed Representatives; provided, however, if the Managing Member or the Managing Member’s Affiliate is a Property Manager, then the Non-Managing Member (acting through the Representatives appointed by such Non-Managing Member) may not terminate any Management Agreement that is a Duke Agreement (if the Duke Member is the Managing Member) or a CBRE Agreement (if the CBRE Member is the Managing Member) without cause without the prior consent of the Managing Member. Notwithstanding any other provision of this Agreement, but without limiting the Managing Member’s obligations under Section 3.2(1), any action or decision of the Company with respect to the removal of the Managing Member pursuant to Section 3.7, shall in each case be taken or made by the other Member’s unilateral action (acting through the Representatives appointed by such other Member) without the consent or approval of the Managing Member or its appointed Representatives.

3.2 Managing Member. The Managing Member (in its capacity as manager as opposed to its capacity as a Member) shall have the duty and responsibility to direct and manage the affairs of the Company and to make all decisions with regard thereto, except where (i) the Executive Committee’s or a Member’s approval is required under this Agreement or (ii) the approval of any of the Members is expressly required by a non-waivable provision of applicable law. The Managing Member agrees to carry out its obligations as a manager with respect to the management of the Company using Due Care. The standard of Due Care shall apply to all duties, obligations, liabilities, powers and authority of the Managing Member as manager. The express reference in any provision of this Agreement to the standard of Due Care shall not be construed to mean that Due Care does not apply to any and all other duties, obligations, liabilities, powers and authority of the Managing Member as manager. The Managing Member shall devote such time and effort to the Company as the Company deems reasonably necessary for the conduct of the Company’s business, including, without limitation, the following, all of which shall be at the Company’s expense:

(a) in accordance with any approved Annual Budget and Capital Budget or where such expenditure is expressly permitted hereunder and would not constitute a Major Decision, to pay any and all necessary or appropriate expenses associated with the operation of the Company and its Subsidiaries;

(b) to operate the Subsidiaries and the Properties with a profit motive;

(c) to perform and discharge all of the Company’s or any Subsidiary’s duties and obligations with respect to the closing, consummation of and performance under any Company financing (including any Loans or Third-party Loans), including, without limitation, the formation and organization or the contribution of equity interests of any Subsidiaries, the contribution of Properties to such Subsidiaries, and the execution and delivery of any and all documents and instruments in connection therewith;

(d) subject to the terms and conditions of this Agreement, to engage in any kind of activity and perform, carry out and ensure compliance with contracts or other obligations of any kind (including without limitation any contracts with respect to any Loans or any documents securing any such Loans) necessary or incidental to or in connection with the accomplishment of the purposes of the Company as may be lawfully carried out or performed by a partnership under the laws of each state in which the Company is then formed or registered or qualified to do business so long as and to the extent such activities are contemplated in the then approved Annual Budget or Capital Budget, provided that the Managing Member shall not be obligated to take any action with respect to a Duke Agreement that is reserved for the unilateral action of the CBRE Member pursuant to Section 3.1(b)(vii), except at the request of the CBRE Member;

(e) prepare or cause to be prepared for execution by the Company or any Subsidiary all forms, reports and returns, if any, required to be filed by the Company or any Subsidiary under applicable federal, state or local laws and otherwise required to be prepared by the Managing Member by the terms of this Agreement;

(f) apply for, obtain, and maintain, in the name of the Company or any Subsidiary, all licenses and permits (including deposits and bonds) required of the Company or such Subsidiary in connection with the operation of the Properties, and otherwise cause the Property Manager to ensure that ownership and operation of the Properties is conducted in compliance with all applicable federal, state and local laws, regulations and rules (provided’that any actions or decisions with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, shall require the approval of the Executive Committee);

(g) acquire and enter into any contract of insurance, as directed by the Executive Committee, or which the Managing Member reasonably deems necessary or appropriate for the protection of the Company and its Subsidiaries, for the conservation of its assets or for any purpose convenient or beneficial to the Company and its Subsidiaries;

(h) subject to the terms and conditions of this Agreement, including without limitation Section 3.1 and Section 3.7, to employ such agents as the Managing Member may from time to time reasonably determine to be necessary in connection with the conduct of the Company’s business;

(i) notwithstanding anything to the contrary contained in this Agreement but only in accordance with any approved Leasing Plan, to execute, on behalf of the Company or any Subsidiary, Leases for a Property or renewals or extensions thereof or options with respect thereto;

(j) subject to the terms and conditions of this Agreement, to execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the operation of the Company and is Subsidiaries;

(k) to monitor the operations of the Company, the Subsidiaries and the Properties and to report thereon to the Executive Committee on a regular basis and as required by the terms of this Agreement; and

(1) to oversee the activities of the Property Manager or any other Person (including third-party service providers or independent contractors) to whom the Managing Member may have delegated any of its responsibilities under and in accordance with this Agreement and to ensure the performance by any such Person of its obligations to the Company and any Subsidiary (including without limitation the obligations of the Property Manager under the Management Agreement), provided that the Managing Member shall not be obligated to take any action with respect to a Duke Agreement that is reserved for the unilateral action of the CBRE Member pursuant to Section 3.1 (b)(vii), except at the request of the CBRE Member.

With respect of matters delegated to the Managing Member pursuant to this Section 3.2, any Person dealing with the Managing Member with respect to the conduct of the affairs of the Company shall not be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expediency, of any action of the Managing Member.

3.3 Delegation of Duties. Subject to its obligations under Section 3.2(1), the Managing Member may delegate certain of its responsibilities with respect to the administration of the Properties to any Person as may be approved by the Executive Committee.

3.4 Fees. As compensation for providing services to the Company, the Managing Member or its designated Affiliate shall be entitled to receive the following fees (and only the following fees):

(a) The Managing Member (or its designated Affiliate) shall be entitled to receive an administrative fee (the “Administration Fee”) for its administration of the Company, which fee shall be equal to fifteen basis points (0.15%) per annum of the Stated Value of the Properties then owned by the Company or its Subsidiaries. The Administration Fee shall be payable quarterly in arrears and shall be prorated, with respect to any Property that is not owned for an entire quarter by the Company, in accordance with the number of actual days such Property was owned by the Company or its Subsidiaries. To the extent that the Administration Fee is not paid in any quarter because the Company has insufficient funds to pay the operating expenses (including debt service) of the Company, such Administration Fee shall accumulate with interest, compounded quarterly, on the unpaid Administration Fee, at a rate of six and twenty-five hundredths percent (6.25%) per annum.

(b) The Managing Member (or its designated Affiliate) shall be responsible for managing and coordinating repairs and reconstruction of the Properties and the construction of tenant improvements pursuant to any Lease, including, but not limited to, any Building Expansion. The Managing Member (or its designated Affiliate) shall be paid a construction management fee (the “Construction Management Fee”) for such construction management services, which fee shall be equal to ten percent (10.0%) of the hard costs associated with the construction work. For major construction projects, the Company or a Subsidiary shall enter into a construction management agreement with Managing Member (or its designated Affiliate) in the form attached hereto as Exhibit F. Minor construction projects shall be addressed in the Management Agreement. The amounts and payment schedule for the Construction Management Fee shall be set forth in the applicable construction management agreement or Management Agreement.

(c) The Managing Member (or its designated Affiliate) shall be responsible for managing and coordinating the development or reconstruction of any building. The Managing Member (or its designated Affiliate) shall be entitled to receive a development management fee (the “Development Fee”) for managing and coordinating the development or reconstruction of any building or Building Expansion, which fee shall be equal to four percent (4.0%) of the total project costs, inclusive of all hard and soft costs, but exclusive of the land value and the Development Fee. The Development Fee shall be payable monthly as the applicable total project costs are paid by the Company.

(d) The Property Manager shall be responsible for property management and leasing of the Properties, pursuant to the Management Agreements. The Property Manager shall be paid a property management fee (the “Property Management Fee”) equal to the greater of (1) two percent (2.0%) of the base rent under each Lease or (2) the amount of Property Management Fees recoverable from a tenant as additional rent under its Lease. The amounts and payment schedule for the Property Management Fee shall be set forth in the applicable Management Agreement. Each Management Agreement that constitutes a Duke Agreement shall be terminable by the Company or its applicable Subsidiary, without payment or penalty, upon the removal of the Duke Member as the Managing Member pursuant to Section 3.7.

(e) The Managing Member shall be entitled to provide routine tax compliance, legal, marketing, energy management, procurement, maintenance and tenant services for the Company and its Subsidiaries with in-house personnel; provided that the costs of such services are included in the Annual Budget or Capital Budget and the costs charged for such services do not exceed the amount which would be charged by an unrelated third-party for such services; and provided further, that the Executive Committee may at any time require the Managing Member to engage an independent third-party service provider for any such services.

3.5 Reimbursable Expenses. If the Managing Member advances money for any of the following operating expenses of the Company or its Subsidiaries (which the Managing Member shall be permitted, but in no way obligated, to do), the Managing Member shall be entitled to reimbursement by the Company therefor, provided that such expenses were reasonable and were reasonably incurred in connection with the Managing Member’s performance of its duties hereunder:

(a) costs of third-party service providers for legal, accounting, tax and similar services rendered for the Company or its Subsidiaries, unless the Managing Member is providing such services directly to the Company or its Subsidiaries and charging the Company or its Subsidiaries for such services;

(b) all other reasonably necessary third-party costs and expenses relating to the Company’s or its Subsidiaries’ operations that the Managing Member is permitted to delegate pursuant to the terms of this Agreement, including without limitation the costs and expenses of acquiring, owning, protecting, maintaining and disposing of the Properties, including appraisal, reporting, audit and legal fees;

(c) all insurance costs incurred in connection with the operation of the Company and its Subsidiaries;

(d) expenses incurred in connection with making payments of interest or distributions of cash or other property, in each case to the Members, at the direction of the Executive Committee or in accordance with this Agreement;

(e) all third-party expenses relating to bookkeeping and clerical work necessary in complying with the continuous reporting and other requirements of governmental authorities; and

(f) expenses relating to any office or office facilities maintained for the Company or any Subsidiary separate from the office or offices of the Managing Member and detailed in an approved Annual Budget.

3.6 Managing Member Contact. There shall at all times be an executive employee of the Managing Member who shall act as the designated point of contact for the other Member with respect to the Company and its Subsidiaries, which individual will be appointed by the Managing Member and shall initially be Robert Chapman.

3.7 Removal and Replacement of Managing Member.

(a) The Executive Committee may remove the Managing Member from its position as a result of the following in carrying out its duties as manager (and not as a Member) of the Company: (i) gross negligence, (ii) fraud, (iii) willful misconduct, (iv) breach of any express obligation of Managing Member under this Agreement, (v) self-dealing (in contravention of this Agreement), (vi) intentional misappropriation of Company funds or other Company property, (vii) the occurrence of any of the events specified in Section 18-304 of the Act with respect to the Managing Member, (viii) an act or omission of the Managing Member that causes an event of default under any agreement relating to the any Company financing (including, but not limited to, any Loan or Third-party Loan), subject to any cure periods set forth in the applicable agreement with respect to such event of default, or (ix) a default or breach by the Managing Member under any Contribution Agreement or the Qualified Future Asset Investment Agreement; provided, however, the Managing Member shall have thirty (30) days after specific written notice of default to cure a default specified in clauses (i), (iv) and (ix), but in the event that such default cannot be reasonably cured within said thirty (30) days, then said cure period shall be extended up to ninety (90) days, provided further, however, the Managing Member is diligently and continuously pursuing said cure. Notwithstanding anything to the contrary contained herein, the Managing Member shall not be deemed negligent or liable for either (1) failing to make payments on behalf of the Company if adequate funds are not available or (2) taking any action as directed by the Executive Committee or the other Member that is not the Managing Member, so long as the Managing Member acts in a manner that is consistent with such decisions and directives.

(b) Upon the occurrence of an event set forth in Section 3.7(a) above, and upon the expiration of any notice and cure period provided therein, then upon the delivery (or deemed delivery) of a written notice from the Executive Committee to the Managing Member that the Executive Committee is removing the Managing Member from its position as the manager of the Company, the Managing Member shall immediately cease to be the “Managing Member” for purposes of this Agreement (and shall cease to be entitled to receive any fees due to the Managing Member or its designated Affiliate pursuant to Section 3.4, other than fees for services performed prior to the effective date of the Managing Member’s removal), and the other Member shall (i) automatically be appointed as the “Managing Member” for all purposes of this Agreement and be obligated to carry out all of the obligations of the Managing Member hereunder, (ii) enter into (or cause a designated Affiliate to enter into) agreements with the Company such that the Managing Member (or its designated Affiliate) will provide the Company with substantially the same services set forth in Section 3.4 upon substantially the same terms as those services provided by the removed Managing Member (or its designated Affiliate) immediately prior to its removal, and (iii) be entitled to receive all fees due to the Managing Member or its designated Affiliate pursuant to Section 3.4, to the extent such services are being provided by the Managing Member (or its designated Affiliate).

3.8 Annual Budget. Not later than sixty (60) days after the date of this Agreement (with respect to the Annual Budget for the Fiscal Year ending December 31, 2008) and November 1st of each year beginning in 2008, the Managing Member shall deliver to the Executive Committee a draft annual budget (a) for each Property (or each Subsidiary holding such Property) and (b) for the Company on a consolidated basis, in each case for the upcoming Fiscal Year. The draft annual budget will be reviewed by the Executive Committee for approval as to form and content, and the Executive Committee will advise the Managing Member of the Executive Committee’s comments, if any, with respect thereto. Within ten (10) Business Days following receipt of the Executive Committee’s comments, the Managing Member shall revise the draft annual budget to incorporate the comments of the Executive Committee and such revised annual budget, if approved by the Executive Committee as a Major Decision, shall be the “Annual Budget” for the next succeeding Fiscal Year (or the Fiscal Year ending December 31, 2008, in the case of the initial Annual Budget). After an Annual Budget has been approved, the Managing Member shall implement it on behalf of the Company and may incur the expenditures and obligations therein provided. The initial Annual Budget for any future Properties acquired by the Company pursuant to the Qualified Future Asset Investment Agreement shall be prepared and submitted to the Executive Committee for approval at least thirty (30) days prior to the anticipated closing date of said Property. If any Annual Budget for any Fiscal Year after 2008 has not been approved by January 1 of such year, the Company shall continue to operate under the Annual Budget for the previous year with such adjustments as may be necessary to reflect (a) the deletion of non-recurring expense items set forth on the previous Annual Budget and (b) any increased insurance costs, taxes, utility costs, and debt service payments; provided, however, no capital expenditures (other than deposits into any capital reserve accounts) shall be made for such Fiscal Year until an Annual Budget for such Fiscal Year is approved, unless the Executive Committee otherwise specifically consents thereto in writing. The Managing Member may make expenditures for any line items in an Annual Budget in excess of the amount set forth therefor in any then-current Annual Budget (“Permitted Excess Line Item Expenditures”) so long as such excess expenditures, as to any line item, do not exceed ten percent (10%) above the amount of such line item in the then-current Annual Budget and so long as the aggregate amount of Permitted Excess Line Item Expenditures does not exceed five percent (5%) above the total amount of expenditures provided for in the then-current Annual Budget; provided further, however, if emergency actions with respect to a Property are necessary to avoid imminent danger of damage or injury to the Property or to an individual, the Managing Member may make such expenditures as may be necessary to alleviate such situation and shall promptly notify the Executive Committee and the Members of the event giving rise to such repairs and the actions taken with respect thereto.

3.9 Capital Budget. At any time that the Company or a Subsidiary is required to (or elects to) undertake significant capital improvements to a Property, including, but not limited to, a Building Expansion or other reconstruction of a building on, or redevelopment of, such Property, the Managing Member shall prepare and submit to the Executive Committee a budget for such capital improvements. The draft capital budget will be reviewed by the Executive Committee for approval as to form and content, whereupon the Executive Committee will advise the Managing Member of the Executive Committee’s comments, if any, with respect thereto. Within ten (10) Business Days following receipt of the Executive Committee’s comments, the Managing Member shall revise the draft capital budget to incorporate the comments of the Executive Committee and such revised capital budget, if approved by the Executive Committee as a Major Decision, shall be the “Capital Budget” for such project. After a Capital Budget has been approved, the Managing Member shall implement it on behalf of the Company or its Subsidiaries and may incur the expenditures and obligations therein provided.

ARTICLE 4.

CONTRIBUTIONS

4.1 Closings and Contributions.

(a) On the initial Closing Date (as defined in the Initial Contribution Agreement), pursuant to the terms and conditions of the Initial Contribution Agreement (the “Initial Closing”), (i) the CBRE Member will contribute cash to the Company and (ii) the Duke Member will contribute to the Company the Properties (either directly or through the contribution of all of the equity interest of one or more newly-formed, bankruptcy-remote Pass Through Entities owning such Properties) described on Exhibit C (the “Initial Closing Properties”) and certain other consideration. Immediately following the contribution of these Properties (either directly or through the contribution of all of the equity interest of one or more newly-formed, bankruptcy-remote Pass Through Entities owning such Properties) by the Duke Member, a special distribution will be made by the Company to the Duke Member in accordance with the Contribution Agreement as described on Exhibit C, which special distribution shall not be deemed to be a distribution under Section 5.1. In addition to the amounts set forth in the first sentence of this Section 4.1(a), on the date of the Initial Closing, the Duke Member will contribute $60,000 and the CBRE Member will contribute $240,000 for initial working capital of the Company.

(b) Subsequent Closings. Pursuant to the terms and subject to the conditions set forth in the Initial Contribution Agreement or in the Qualified Future Asset Investment Agreement, the CBRE Member shall have the right to cause the Duke Member to contribute or sell each of the Properties described on Exhibit D (as to the Initial Contribution Agreement) and

the other Properties described in the Qualified Future Asset Investment Agreement (collectively, the “Subsequent Closing Properties”) to the Company or its Subsidiaries, in each case pursuant to the Initial Contribution Agreement or a separate Contribution Agreement (each such contribution a “Subsequent Closing”). On each Subsequent Closing, a closing statement will be prepared outlining the contributions and special distributions to be made by the Members in accordance with the applicable Contribution Agreement. Any such special distribution shall not be deemed to be a distribution under Section 5.1.

4.2 Stated Contributions. As a result of the contributions and special distribution described in Section 4.1(a), the Members’ stated contribution amounts (the “Stated Contribution Amount”) as of the date of the Initial Closing will be as set forth on Exhibit E. From time to time, the Stated Contribution Amount of each Member will be (a) increased by the amount of any additional cash or the Agreed Value of Properties contributed by it to the capital of the Company (other than Priority Loans or amounts funded pursuant to Section 4.4(e)), and (b) decreased by the amount of any special distributions made to such Member pursuant to the applicable Contribution Agreement and as described in Sections 4.1 and 5.3.

4.3 Company Financing.

(a) Company-Level Loans for Shortfalls. The Executive Committee may (but shall not be obligated to), as a Major Decision, cause the Company or a Subsidiary to obtain a loan (the “Third-party Loan”) on terms that are commercially reasonable under the circumstances, in an amount sufficient to pay any Shortfall, without providing prior notice thereof to the Members; provided, however, that the Executive Committee shall give notice to the Members promptly following the execution of definitive documentation relating to each such Third-party Loan (“Third-party Loan Notice”), which notice shall set forth the amount of any Third-party Loan, the purpose of such Third-party Loan, and include a copy of such definitive loan documentation. The Executive Committee shall also provide, or cause to be provided, any additional information relating to such Third-party Loans to the Members as the Members may reasonably request.

(b) Property-Level Loans. Without in any way limiting Section 11.6, to the extent any Loan is recourse, requires Member guarantees, or otherwise requires Member liability for repayment of such Loan, then (i) construction completion guaranties shall be provided by the Duke Member, (ii) with respect to other Member guaranties or indemnities required for financing, including, but not limited to, recourse financing, so called “non-recourse carve outs” and environmental liabilities, the CBRE Member and the Duke Member shall be jointly and severally liable, and the ultimate economic burden of any such liability shall be shared eighty percent (80%) by the CBRE Member and twenty percent (20%) by the Duke Member; provided, however, the Managing Member shall indemnify the other Member and the Company for any non-recourse carve out liability that is attributable to the negligence or breach by the Managing Member of its duties and obligations as the Managing Member or the negligence or breach of any of its Affiliates providing services to the Company or its Subsidiaries. At the time that the CBRE Member or the Duke Member or an Affiliate of the CBRE Member or the Duke Member is required to make any payment to a lender pursuant to any such guarantee, indemnity or other similar obligation (any such payment, a “Recourse Payment”), such payment amounts shall be immediately reimbursed by the Company. If the Company does not have sufficient funds to reimburse a Member or its Affiliate for a Recourse Payment (or if such funds are not available to reimburse a Member or its Affiliate for a Recourse Payment due to restrictions under any Loan or Company financing), any Member making (or whose Affiliate made) a Recourse Payment may request Additional Capital Contributions from the CBRE Member and the Duke Member in accordance with Section 4.4 and any such Additional Capital Contributions (if paid) shall be used by the Company to reimburse the paying Member or its Affiliate. Any Recourse Payment and/or capital contributions made in connection with a Recourse Payment shall be treated as Additional Capital Contributions made pursuant to Section 4.4. If the CBRE Member or the Duke Member does not make its full Additional Capital Contribution in response to a request made under this Section 4.3(b), then the provisions of Sections 4.4 shall apply and any amounts contributed by the Contributing Member (or an Affiliate of such Contributing Member on such Contributing Member’s behalf) shall be treated as a Priority Loan by such Member. Alternatively, if a non-paying Member fails to make the necessary Additional Capital Contribution to the Company in order to reimburse the paying Member for the non-paying Member’s share of a Recourse Payment (and otherwise fails to pay said paying Member directly for the non-paying Member’s share), then the paying Member shall have the right to pursue all remedies against the non-paying Member, including initiating a lawsuit, in order to recover the amount due, plus interest on the amount due at the Priority Rate until paid. The non-paying Member shall indemnify the paying Member from and against any and all out-of-pocket costs and expenses (including attorneys’ fees) suffered by the paying Member for the non-paying Member’s failure to pay its share of a Recourse Payment pursuant to Section 4.3(b).

4.4 Additional Capital Contributions.

(a) In the event that the Company does not obtain a Third-party Loan on terms acceptable to the Executive Committee to fund a Shortfall, or any Member shall have made a Recourse Payment, either Member or the Executive Committee may (but is not obligated to) deliver a notice (each, a “Funding Notice”) to the Members setting forth the amount of the Recourse Payment or Shortfall (as the case may be) and a description in reasonable detail of the basis of such Recourse Payment or Shortfall (as the case may be), together with supporting calculations and relevant material documentation. The decision to send a Funding Notice may be made by such Member or the Executive Committee without regard to any Member’s ability to pay its share of the Recourse Payment or Shortfall (as the case may be). Each Member shall have the right, but not the obligation, to make (or to cause one of its Affiliates to make on its behalf) capital contributions to the Company in an amount equal to its Percentage Membership Interest of the Recourse Payment or Shortfall (as the case may be) within ten (10) Business Days after receipt of a Funding Notice (“Additional Capital Contributions”). If a Member (the “Non-Contributing Member”) fails to fund the full amount of its Percentage Membership Interest of the Recourse Payment or Shortfall (as the case may be) within the ten (10) Business Day period, any amounts funded (directly or indirectly) by the other Member (the “Contributing Member”) towards its Percentage Membership Interest of the Recourse Payment or Shortfall (as the case may be) shall not be considered an Additional Capital Contribution, but rather, at such Member’s option, shall either (i) be refunded to the Contributing Member in its entirety, or (ii) be treated as a Priority Loan to the Company. In the event that the Contributing Member chooses to have the amount of Recourse Payment or Shortfall (as the case may be) funded by such Member treated as a Priority Loan, such Member shall also have the option, but not the obligation, to fund the portion of the Recourse Payment or Shortfall (as the case may be) that was not contributed by the Non-Contributing Member as a loan to the Company. Any such loans shall be made within ten (10) Business Days after the Contributing Member receives notice or acquires knowledge of the fact that the Non-Contributing Member has elected not to fund the full amount of its Percentage Membership Interest of the Recourse Payment or Shortfall (as the case may be). The outstanding principal of any loans made by a Contributing Member under this Section 4.4 shall accrue interest at a rate equal to eighteen percent (18%) per annum, compounded monthly (the “Priority Rate”), which interest shall be added to the principal (such principal and interest, together, the “Priority Loan”). All Priority Loans shall be repaid in accordance with Article 5; provided, however, that the Priority Loan of a Contributing Member shall be extinguished and be deemed paid in full upon the Non-Contributing Member funding an amount equal to its Percentage Membership Interest multiplied by the then outstanding amount of such Contributing Member’s Priority Loan, the proceeds of which shall be immediately distributed to the Contributing Member in accordance with Section 5.3(b) and the remaining unpaid balance of the Priority Loan shall be converted to and deemed to be an Additional Capital Contribution by the Contributing Member. Notwithstanding anything to the contrary contained herein, the Duke Member shall not have the right to send a Funding Notice during any period of time that the Duke Member has failed to pay a Rent Subsidy (as defined in the applicable Contribution Agreement) with respect to any Property.

(b) Subject to Section 4.4(a), any Additional Capital Contributions necessary to fund Building Expansions shall be payable in installments in accordance with the applicable construction schedule and construction agreement.

(c) In connection with each Subsequent Closing, the Duke Member may, in accordance with the terms of the Initial Contribution Agreement or the Qualified Future Asset Investment Agreement, in lieu of contributing any Subsequent Closing Property to the Company (or a Subsidiary), sell such Subsequent Closing Property to the Company (or a Subsidiary) for an amount in cash equal to the Agreed Value of such Subsequent Closing Property, and the CBRE Member and the Duke Member shall contribute an aggregate amount in cash equal to the Agreed Value of such Subsequent Closing Property, pro rata in accordance with their respective Percentage Membership Interests; provided, however, that there is no adverse tax consequence or other adverse financial consequence to the Company or its Members.

(d) The remedies provided in Section 4.4(a) with respect to the refund of any Additional Capital Contributions or the making of Priority Loans and in Section 4.3(b) (for failure of a non-paying Member to pay its share of Recourse Payments) are the only remedies available to a Contributing Member (or a paying Member, as applicable) with respect to any Non-Contributing Member’s (or non-paying Member’s, as applicable) failure to make an Additional Capital Contribution, and, except as otherwise expressly provided in this Section 4.4 or 4.3(b), no Member shall have any liability for any failure to make all or any portion of any Additional Capital Contribution requested to be made by such Member pursuant to Sections 4.4(a) and 4.4(b); provided, however, that notwithstanding the foregoing, each Member shall be and remain liable for the payment of all amounts due from such Member pursuant to any guaranties or indemnities given to the Company (or any other Person) by such Member in connection with any Loan or any financing of the Company.

(e) If a Member has a right to make a Priority Loan, then, in the alternative, (i) the Contributing Member shall have the right to contribute to the capital of the Company the same amount that such Non-Contributing Member would have been entitled to contribute under Section 4.4(a) as a Priority Loan (but any such contribution will not be treated as an Additional Capital Contribution), (ii) any such contribution shall accrue a preferential return at the Priority Rate and (iii) notwithstanding the provisions of Section 5.1 or any other provision of this Agreement to the contrary, the amount of such contribution and the preferential return thereon shall be repaid to the Contributing Member at the same time that such Contributing Member would have received payments of principal and interest if such contribution had been a Priority Loan.

4.5 No Further Capital/Loans. Except as expressly provided in this Article 4, no Member shall be required or entitled to contribute (or obtain a credit for) any other or further capital to the Company, nor shall any Member be required or entitled to loan any funds to the Company, except with the unanimous written consent of the Members.

4.6 Recoupment of Contributions. No Member shall receive any recoupment or payment, on account of or with respect to the contributions made by it pursuant to this Agreement, except as and to the extent expressly provided in this Agreement. Except as expressly provided herein, no Member shall be entitled to interest on, or with respect to, any such contribution. No Member shall be entitled to withdraw any part of such Member’s contributions and no Member shall be entitled to receive any distributions from the Company, except as provided in this Agreement.

4.7 Partition; No Priority. Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property. Except as otherwise provided herein (including, but not limited to, Article 5), no Member shall have priority over any other Member as to the return of the amount of its Stated Contribution Amount or any capital contributions made by it to the Company.

4.8 Certain Duties and Obligations of the Members. Neither any Member nor any Affiliate of any Member shall enter into any transaction with the Company or its Subsidiaries unless: (a) the transaction is expressly permitted hereunder; (b) with respect to services to be provided by any Affiliate of any Member, the fees for such services are no greater than the fees charged generally by qualified, unaffiliated third-parties performing similar services in the geographical area in which the services are to be performed and the other terms of the agreement pursuant to which such services will be performed are generally no more onerous to the Company or its Subsidiaries than the terms of agreements used by qualified, unaffiliated third-parties performing similar services in the geographical area in which the particular services are to be rendered; (c) with respect to purchases and sales of property, the price paid for such property is no greater than the price that an unaffiliated third-party would pay for such property and the other terms of the agreement pursuant to which such property is purchased or sold are generally no more onerous to the Company or its Subsidiaries than the terms of agreements used by unaffiliated third-parties purchasing or selling similar property in the geographical area in which such property is located; or (d) the transaction is approved by the Executive Committee upon disclosure of any direct or indirect interest such Member or any Affiliate thereof may have in the transaction. Any such agreement that is not approved by the Executive Committee shall be void as to the Company and its Subsidiaries; provided, however, the Executive Committee may ratify such agreement after it has been executed by the Company or a Subsidiary, upon which ratification such contract shall be binding as to the Company or the applicable Subsidiary as if such ratification occurred prior to the execution of the agreement. Each Member hereby agrees that it shall not recommend that the Company or any Subsidiary enter into, or otherwise permit the Company or any Subsidiary to enter into, an agreement with any Person that is an Affiliate of such Member without first disclosing to the other Member in writing that such Person is an Affiliate of such Member.

4.9 No Cessation of Membership upon Bankruptcy, Etc. Subject to Section 3.7, a Person shall not cease to be a Member of the Company upon the happening, with respect to such Person, of any of the events specified in Section 18-304 of the Act. Upon the occurrence of any such event specified in Section 18-304 of the Act, the business of the Company shall be continued without dissolution.

4.10 Limited Liability. No Member shall be liable for the debts and obligations of the Company and shall not be required to restore any deficit balance in its Capital Account. No Member shall be responsible for the debts or losses of any other Member.

ARTICLE 5.

DISTRIBUTIONS

5.1 Distributions.

(a) Distributions of Available Cash shall be made at the end of each fiscal quarter of the Company to the CBRE Member and the Duke Member in the following order of priority:

(i) to Members that have made Priority Loans (including contributions described in Section 4.4(e)), pro rata in accordance with amounts owed to each Member with respect to such Priority Loans (including contributions described in Section 4.4(e)) until all Priority Loans (including contributions described in Section 4.4(e)) have been repaid;

(ii) to the CBRE Member, until the cumulative distributions to the CBRE Member pursuant to Sections 5.1(a)(ii) and 5.1(b)(iii) equal the CBRE Member’s cumulative First Tier Return from the inception of the Company to the end of such fiscal quarter;

(iii) to the Duke Member, until the cumulative distributions to the Duke Member pursuant to Sections 5.1(a)(iii) and 5.1(b)(iv) equal the Duke Member’s cumulative First Tier Return from the inception of the Company to the end of such fiscal quarter;

(iv) to the Members in proportion to their Unrecovered Capital until such time as the Members have each received a return of all of such Member’s Unrecovered Capital;

(v) the balance to the Members in accordance with their Percentage Membership Interests.

(b) Subject to Section 8.3(b)(ii), distributions of Net Capital Transaction Proceeds shall be made within five (5) days after the receipt thereof by the Company in the following order of priority:

(i) to Members that have made Priority Loans (including contributions described in Section 4.4(e)) pro rata in accordance with amounts owed to each Member with respect to such Priority Loans (including contributions described in Section 4.4(e)) until all Priority Loans (including contributions described in Section 4.4(e)) have been repaid;

(ii) to the Members in proportion to their Unrecovered Capital until such time as the Members have each received a return of all of such Member’s Unrecovered Capital;

(iii) to the CBRE Member until the cumulative distributions to the CBRE Member pursuant to Sections 5.1(a)(ii), and 5.1(b)(iii) equal the CBRE Member’s cumulative First Tier Return from the inception of the Company to the date of such distribution;

(iv) to the Duke Member until the cumulative distributions to the Duke Member pursuant to Sections 5.1(a)(iii), and 5.1(b)(iv) equal the Duke Member’s cumulative First Tier Return from the inception of the Company to the date of such distribution;

(v) to the Members in accordance with their Percentage Membership Interests until the cumulative distributions received by the CBRE Member pursuant to Sections 5.1(a)(ii), 5.1(a)(iv), 5.1(a)(v), 5.1(b)(ii), 5.1(b)(iii), and 5.1(b)(v) equal an amount needed to attain an Internal Rate of Return for the CBRE Member equal to 10%; and

(vi) the balance, twenty-five percent (25%) to the Duke Member (the “Promote Distribution”) and seventy-five percent (75%) to the Duke Member and the CBRE Member, pro rata according to their respective Percentage Membership Interests.

5.2 Claw-back. If, after giving effect to all distributions pursuant to Sections 5.1(a)(ii), 5.1(a)(iv), 5.1(a)(v), 5.1(b)(ii), 5.1(b)(iii), and 5.1(b)(v), the distributions received by the CBRE Member pursuant to Sections 5.1(a)(ii), 5.1(a)(iv), 5.1(a)(v), 5.1(b)(ii), 5.1(b)(iii), and 5.1(b)(v), are not sufficient to provide the CBRE Member with an Internal Rate of Return equal to 10% per annum, then the Duke Member shall refund to the Company all Promote Distributions received by the Duke Member during the term of this Agreement (which have not previously been returned to the Company under this Section 5.2) which refunded amount shall be distributed to the Members pursuant to Section 5.1(b).

5.3 Other Distributions.

(a) The Managing Member shall, in connection with the Initial Closing or any Subsequent Closings as described in Sections 4.1 and 4.2, make a special distribution of a portion of the proceeds received from the CBRE Member in connection with each such Initial Closing or Subsequent Closing to the Duke Member, in each case in accordance to with the applicable Contribution Agreement.

(b) Upon the receipt of the full amount of the Additional Capital Contributions made pursuant to Section 4.4 for the purposes of (i) refunding a Recourse Payment made by one or more Members, (ii) funding by a Member of such Member’s portion of a Shortfall, or (iii) in connection with the extinguishment of a Priority Loan as set forth in Section 4.4(a), the Managing Member shall make a special distribution of such Additional Capital Contributions to the Member who has made such Recourse Payment, in an amount sufficient to reimburse the Member for such Recourse Payment.

(c) Upon the receipt of a ROFR Deposit, ROFO Deposit, a Company Buy-Sell Deposit, or a Property Buy-Sell Deposit, the Managing Member shall cause the Company to make a distribution of such amounts to the Members according to the priority as set forth in Section 5.1(b).

(d) The Managing Member shall make such other distributions of cash or property as may be directed by the Executive Committee, any such direction to be made as a Major Decision.

5.4 Withdrawal of Capital. Except as specifically provided in this Agreement, no Member shall have the right to (a) withdraw from the Company all or any part of its Stated Contribution Amount or capital contributions made to the Company, or (b) demand and receive property or cash of the Company in return of such Member’s Stated Contribution Amount or capital contributions made to the Company.

ARTICLE 6.

CAPITAL ACCOUNTS AND ALLOCATIONS

6.1 Capital Accounts.

(a) A separate capital account (“Capital Account”) will be maintained for each Member. The Capital Account of each Member will be determined and adjusted as follows:

(i) Each Member’s Capital Account will be credited with the amount of money and Gross Asset Value of any property contributed by the Member to the Company, the Member’s distributive share of Profits, any items in the nature of income or gain that are specially allocated to the Member under Section 6.3(b) or Section 6.3(c), and the amount of any Company liabilities that are assumed by the Member or secured by any Company property distributed to the Member.

(ii) Each Member’s Capital Account will be debited with the amount of cash and the Gross Asset Value of any Company property distributed to the Member under any provision of this Agreement, the Member’s distributive share of Losses, any items in the nature of deduction or loss that are specially allocated to the Member under Section 6.3(b) or Section 6.4(c), and the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by the Member to the Company.

(iii) If any Interest is Transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(b) The provisions of this Section 6.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with Section 704(b) of the Code and the Regulations promulgated thereunder. The Managing Member may modify the manner in which the Capital Accounts are maintained under this Section 6.1 to comply with those provisions, as well as upon the occurrence of events that might otherwise cause this Agreement not to comply with those provisions; provided, however, without the unanimous consent of all the Members, the Managing Member may not make any modification to the way Capital Accounts are maintained if such modification would have the effect of changing the amount of distributions to which any Member would be entitled during the operation, or upon the liquidation, of the Company.

6.2 Adjustment of Gross Asset Value. “Gross Asset Value”, with respect to any asset, is the adjusted basis of that asset for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed (or deemed contributed under Code Sections 704(b) and 752 and the Regulations promulgated thereunder) by a Member to the Company shall be the Agreed Value (together with any associated transaction costs borne by the Company or a Subsidiary capitalized for US federal income tax purposes) of the asset on the date of the contribution, as detailed in the relevant Contribution Agreement or as otherwise determined by the Executive Committee.

(b) The Gross Asset Values of all Company assets shall be adjusted to equal the respective fair market values of the assets, as determined by the Executive Committee, as of (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution, (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company, and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g).

(c) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of the asset on the date of distribution.

(d) The Gross Asset Values of Company assets shall be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Section 734(b), 732(d) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Regulations Sections 1.704-1(b)(2)(iv)(m), provided that Gross Asset Values will not be adjusted under this Section 6.2.(d) to the extent that the Managing Member determines that an adjustment under Section 6.2(b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this Section 6.2(d).

(e) After the Gross Asset Value of any asset has been determined or adjusted under Section 6.2(a), Section 6.2(b) or Section 6.2(d), the Gross Asset Value shall be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits or Losses.

6.3 Profits, Losses and Distributive Shares of Tax Items.

(a) Profits and Losses. After giving affect to the special allocations set forth in Section 6.3(b) and Section 6.3(c), Profits and Losses for any Fiscal Year shall be allocated among the Members such that each Member’s Capital Account balance (computed after taking into account all distributions with respect to such taxable period and increased by such Member’s Company Minimum Gain and Member Nonrecourse Debt Minimum Gain) would, as nearly as possible, be equal to the amount that each Member would receive if all of the remaining assets of the Company were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied (limited, with respect to nonrecourse liabilities, to the Gross Asset Values of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 8.3(b)(ii) to the Members immediately after making such allocation; provided, however, that the Losses allocated to a Member shall not exceed the maximum amount that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year.

(b) Special Allocations. The following special allocations shall be made in the following order and priority before determinations and allocations of Profits and Losses:

(i) Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any taxable year or other period for which allocations are made, before any other allocation under this Agreement, each Member shall be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year determined in accordance with Regulations Section 1.704-2(g)(2). The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.3(b)(1) is intended to comply with the minimum gain chargeback requirements of the Regulations, and shall be interpreted consistently with the Regulations.

(ii) Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain with respect to a Member Nonrecourse Debt during any taxable year or other period for which allocations are made, any Member with a share of such Member Nonrecourse Debt Minimum Gain

(determined under Regulations Section 1.704-2(i)(5)) shall be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in an amount equal to such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain during such year determined in accordance with Regulations Section 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.3(b)(2) is intended to comply with the minimum gain chargeback requirements of the Regulations Section 1.704-2(f) and shall be interpreted consistently with the Regulations.

(iii) Qualified Income Offset. A Member who unexpectedly receives any adjustment, allocation or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4),(5) or (6) shall be specially allocated items of Company income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible.

(iv) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period for which allocations are made shall be allocated among the Members in accordance with their Percentage Membership Interests.

(v) Member Nonrecourse Deductions. Notwithstanding anything to the contrary in this Agreement, any Member Nonrecourse Deductions for any taxable year or other period for which allocations are made shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

(vi) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Regulations Section 1.704-1(b)(2)(iv)(m).

(c) Curative Allocations. The allocations set forth in Section 6.3(b) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may effect results which would be inconsistent with the manner in which the Members intend to divide Company distributions. Accordingly, the Managing Member is authorized to divide other allocations or Profits, Losses, and other items among the Members, to the extent that they exist, so that the net amount of the Regulatory Allocations and the special allocations to each Member is zero. The Managing Member will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Regulations.

(d) Tax Allocations-Code Section 704(c). For federal, state and local income tax purposes, Company income, gain, loss, deduction or expense (or any item thereof) for each Fiscal Year shall be allocated to and among the Members to reflect the allocations made pursuant to the provisions of this Section 6.3 for such Fiscal Year. In accordance with Code Section 704(c) and the related Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, solely for tax purposes, shall be allocated among the Members so as to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and the initial Gross Asset Value of the property (computed in accordance with Section 6.2). If the Gross Asset Value of any Company asset is adjusted under Section 6.2(b), subsequent allocations of income, gain, loss and deduction with respect to that asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the related Regulations, using the so-called “traditional method.” Allocations under this Section 6.3(d) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses or other items or distributions under any provision of this Agreement.

6.4 Tax Returns.

(a) The Managing Member shall cause the Accountant to prepare and file all necessary federal and state income tax returns for the Company and its Subsidiaries. Each Member shall furnish to the Managing Member all pertinent information in its possession relating to Company’s and its Subsidiaries’ operations that is necessary to enable such income tax returns to be prepared and filed. Prior to filing any U.S. federal (or material state income or franchise tax) returns, the Managing Member shall provide a draft copy to the other Member for its review and consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(b) The Managing Member shall deliver to the Members within ninety (90) days after the end of each Fiscal Year, at the Company’s sole expense, any information relating to the Company or its Subsidiaries for the preparation by the Members of their Federal and state and local income and other tax returns and shall deliver to the Members any other information (i) promptly upon the request therefor by either Member or (ii) required to be furnished to the Members by law within the time period for furnishing such information.

6.5 Tax Matters Member. The Duke Member shall be the “tax matters partner” of the Company pursuant to section 6231(a)(7) of the Code. As tax matters partner, such Member shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of section 6223 of the Code. Such Member shall inform each other Member of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice thereof within ten (10) days after becoming aware thereof and, within such time, shall forward to each other Member copies of all significant written communications it may receive in such capacity.

6.6 Restrictions on Company Activities. It is mutually agreed and understood that certain actions, if taken by the Company or its Subsidiaries, could have seriously adverse tax or other economic consequences to the Members. In order to avoid such consequences, the Members hereby agree as follows:

(a) The Members acknowledge (i) that Duke Realty Corporation is an Affiliate of the Duke Member and is a REIT and that Duke Realty Corporation’s ability to maintain its status as a REIT may be affected by the nature of the income and assets of the Company and (ii) that CB Richard Ellis Realty Trust is an Affiliate of the CBRE Member and is a REIT and that CB Richard Ellis Realty Trust’s ability to maintain its status as a REIT may be affected by the nature of the income and assets of the Company. Accordingly, so long as any Affiliate of the Duke Member or any Affiliate of the CBRE Member is a REIT, except with the express written consent of the Duke Member and the CBRE Member, (i) the Company shall be operated in such a manner as would allow the Company (if the Company were treated as a REIT) to satisfy the income, asset, and distribution tests of Sections 856 and 857 (provided, however, that for purposes of the foregoing, the Company shall not be permitted to take into consideration the “qualified temporary investment income” and “new capital” provisions of Section 856 of the Code), (ii) the Company shall not take any action which could, in the reasonable judgment of either the Duke Member or the CBRE Member, subject Duke Realty Corporation or CB Richard Ellis Realty Trust to any additional taxes under Section 857 or Section 4981 of the Code, and (iii) no services shall be provided directly by the Company to, or for the benefit of, tenants of the Property unless such services are provided by a “taxable REIT subsidiary” as defined in Section 856(l) of the Code or an “independent contractor” as defined in Section 856(d)(3) of the Code with respect to Duke Realty Corporation and CB Richard Ellis Realty Trust. The Members agree to discuss the types of services that might be provided directly by the Company or its Subsidiaries to, or for the benefit of, tenants of the Property and to jointly determine (1) which services, if any, shall be so provided to, or for the benefit of, tenants of the Company, and (2) whether the Members or their Affiliates should form a jointly owned taxable REIT subsidiary to provide any such services and appropriate charges for any services provided by a taxable REIT subsidiary. Within 25 days of the close of each calendar quarter, the Managing Member shall deliver to the Members information showing the Company’s (A) total gross income for the foregoing quarter (with a designation of the amount of the Company’s gross income that qualifies for purposes of the REIT 75% and 95% gross income tests) and (B) gross assets as of the close of the foregoing quarter (with a designation showing the gross assets that qualify and do not qualify for purposes of the various REIT asset tests of Section 856 of the Code). The Managing Member shall promptly notify the Members of any and all Company events reasonably relevant to the REIT provisions of the Code including, but not limited to, (w) the acquisition or holding of any direct or indirect interest in an entity treated as a corporation for U.S. federal income tax purposes, (x) the acquisition of any direct or indirect interest in a debt obligation intended to be treated as a “real estate asset” or “straight debt” under the REIT provisions of the Code, (y) the acquisition or holding of any direct or indirect interest in an asset that may be treated as “foreclosure property” under the REIT provisions of the Code, and (z) the generation of any income from a transaction that may be treated as a “prohibited transaction” under the REIT provisions of the Code. The Company shall not acquire any direct or indirect interest in an entity treated as a corporation for U.S. federal income tax purposes, unless the corporation agrees (at the option of a Member) to make an election to be treated as taxable REIT subsidiary with respect to itself and one or both Members.

(b) Without the prior approval of all Members, the Company shall not elect to be treated as other than a partnership for federal, state or local tax purposes.

ARTICLE 7.

RECORDS AND REPORTS

7.1 Books and Records. The Managing Member shall maintain or cause to be maintained, at no expense to the Company, books of account in which shall be entered fully and accurately the transactions of the Company and its Subsidiaries, kept on the accrual method of accounting and in accordance with generally accepted accounting principles in the United States (“GAAP”). Such books of account, an executed copy of this Agreement, each Contribution Agreement, the Qualified Future Asset Investment Agreement and any other Duke Agreement, together, and a certified copy of the Certificate (all such documents, together with the minutes and actions of the Executive Committee and the Members, and the financial statements and Federal, State and local tax returns of the Company and its Subsidiaries, collectively, the “Books and Records”), shall at all times be maintained at the principal office of the Company and maintained under the Managing Member’s control environment. The Books and Records as well as the Managing Member’s control environment shall be open to inspection and audit during regular business hours upon 3 days’ prior written notice by any Member or such Member’s duly authorized representative for any purpose reasonably related to its interest in the Company.

7.2 Financial Reports. The Managing Member shall, at the Company’s expense, furnish to the Members (i) on or before the 20th day of each month, an unaudited statement setting forth and describing in reasonable detail the receipts and expenditures of the Company and its Subsidiaries during the preceding month and comparing the results of operations of the Company for such month and for the year to date to the corresponding periods in the Annual Budget, (ii) on or before 25 days after the end of each fiscal quarter, unaudited quarterly financial statements setting forth the Company’s consolidated balance sheet dated as of such fiscal quarter end, together with related unaudited consolidated and consolidating statements of cash flows and results of operations and each Member’s Capital Account, (iii) on or before 45 days after the end of the Company’s Fiscal Year, drafts of the financial statements set forth in clause (iv) of this Section 7.2, and (iv) on or before 60 days after the end of the Company’s Fiscal Year, audited financial statements setting forth the Company’s consolidated balance sheet dated as of such Fiscal Year end, together with related audited consolidated and consolidating statements of cash flows and results of operations and each Member’s Capital Account and, with respect to each Property, the Company’s equity investment in such Property, and (iv) from time to time, all other information relating to Company and its business and affairs reasonably requested by any Member.

ARTICLE 8.

DISSOLUTION, LIQUIDATION AND TERMINATION

8.1 Dissolution. Except as otherwise provided herein, the Company shall be dissolved upon the first to occur of the following events:

(a) the approval of the Executive Committee (as a Major Decision); or

(b) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(c) the election of either the CBRE Member or the Duke Member at any time after December 31, 2033.

8.2 Death, Legal Incapacity, Etc. The bankruptcy, dissolution or reorganization of a Member or the occurrence of any other event that causes a Member to cease to be a Member of the Company, shall not cause the dissolution or termination of the Company, and the Company, notwithstanding such event, shall continue without dissolution upon the terms and conditions provided in this Agreement, and each Member, including, without limitation, each substituted Member, by executing this Agreement, agrees to such continuation of the Company without dissolution.

8.3 Liquidation of Company Interests upon Dissolution.

(a) Upon dissolution, the Company shall be liquidated in an orderly manner in accordance with the provisions of this Section 8.3. The Executive Committee shall appoint one or more liquidators to act as the liquidator(s) in effecting such liquidation. Unless otherwise agreed by the CBRE Member and the Duke Member, the liquidator(s) are directed to sell the Properties and the other assets of the Company to third parties who are not Affiliates of CBRE Member or Duke Member. All reasonable out-of-pocket expenses incurred by the liquidator(s) in connection with winding up the Company, and all other liabilities or losses of the Company or the liquidator(s) incurred in accordance with the terms of this Agreement, together with reasonable compensation for the services of the liquidators, shall be borne by the Company. Subject to the provisions of the preceding sentences, the liquidator(s) shall not be liable to any Member or the Company for any loss attributable to any act or omission of the liquidator(s) taken in good faith in connection with the winding up of the Company and the distribution of Company assets; provided that such act or omission does not constitute gross negligence or willful misconduct on the part of the liquidator(s). The liquidator(s) may consult with legal counsel, accountants, or other advisors with respect to the winding up of the Company and distribution of its assets and shall be justified in acting or omitting to act in accordance with the advice or opinion of such legal counsel, accountants, or other advisors, provided that the liquidator(s) shall have used reasonable care in selecting such legal counsel, accountants, or other advisors and are acting in good faith at all times. Except as otherwise set forth in this Agreement, the Company shall not be liable for the return or repayment of the Stated Contribution Amounts or capital contributions of any Members.

(b) Upon termination of the Company, the Company’s liabilities and obligations to creditors shall be paid from cash on hand or from the liquidation of the Company’s assets, and, after payment or provision for payment of all debts of the Company, the following provisions shall govern with respect to the distribution of the remaining assets to the Members:

(i) The liquidators shall establish any reserves that the liquidators deem reasonably necessary for contingent or unforeseen obligations of the Company, such reserves to be held until the expiration of such period as the liquidators deem advisable.

(ii) All remaining Company assets shall then be distributed to the CBRE Member and Duke Member in cash according to the priority set forth in Section 5.1(b) (and shall be treated as having been distributed pursuant to Section 5.1(b) for all purposes of this Agreement), subject to the provisions set forth in Section 5.2.

8.4 Certificate of Cancellation. Upon completion of the distribution of the assets of the Company pursuant to Section 8.3, the Company shall be terminated, and the liquidator(s) shall file a Certificate of Cancellation with the Secretary of State of Delaware under the Act, cancel any other filings made pursuant to this Agreement with the Secretary of State of Delaware or any other governmental entity (to the extent necessary to terminate the existence of the Company), and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE 9.

TRANSFER

9.1 Restriction on Transfers.

(a) General Restriction. Except as set forth in Section 9.1(b), no Member may (i) Transfer, directly or indirectly, all or any portion of its Interests, or (ii) pledge, mortgage, hypothecate, grant a security interest in, or otherwise encumber (each an “Encumbrance”) all or any portion of its Interest in each case without the prior written consent of the other Member. Any attempted Transfer or Encumbrance, other than in strict accordance with this Section 9.1, shall be null, void, and of no force or effect.

(b) Permitted Transfers. Notwithstanding the limitations set forth in Section 9.1(a), each Member may Transfer, directly or indirectly, or otherwise grant Encumbrances in, all or any portion of its Interests to: (i) one or more Affiliates of such Member; (ii) any entity which may result from a merger or consolidation by or with such Member or a controlling Affiliate of such Member; (iii) any entity to which such Member or a controlling Affiliate of such Member is selling all or substantially all of its assets; provided, that, in no event shall any such Transfer or Encumbrance relieve any Member of any of its obligations under this Agreement, including, but not limited to, any obligations under Section 5.2, nor shall it be in violation of any Loans. At the election of the Transferring Member, and upon the consummation of any such Transfer, such transferee shall be admitted as a Member. In the event that a Member enters into a permitted Transfer of a portion (but not all) of its Interest to a party (a “Partial Transferee”), then (1) any notices required to be sent to a Partial Transferee shall be satisfied by sending notice to the transferring Member pursuant to Section 14.1, and (2) all decisions, consents, approvals and similar decisions required of Partial Transferee (including, but not limited to, appointing Representatives to the Executive Committee), shall be made by the transferring Member, and the Executive Committee and other Member may rely on the transferring Member’s decision as the Partial Transferee’s decision. Nothing in this Section 9.1 shall be deemed to limit the ability of any Member to exercise its Company Buy-Sell Procedure pursuant to Section 13.1. No provision of this Agreement shall restrict any Transfer of shares of Duke Realty Corporation or CB Richard Ellis Realty Trust.

9.2 Rights of Unadmitted Assignees. Except as otherwise provided in Section 9.1(b), a Person to whom any Interests are Transferred pursuant to the terms of this Agreement shall be admitted to the Company as a Member upon the consent of the other Member to such Transfer, which may be given or withheld in the other Member’s sole and absolute discretion. In connection with any Transfer of any Interest, and any admission of any transferee as a Member, the Member making such Transfer and the transferee shall furnish the other Member with such documents evidencing the Transfer as the other Member may request (in form and substance satisfactory to the other Members), including a ratification by the transferee of this Agreement and explicit assumption of the duties and obligations of the transferring Member and a legal opinion that the Transfer complies with applicable federal and state securities laws. In connection with the Consummation of a Transfer set forth in Section 9.1, the Members shall amend and restate this Agreement to provide for the substitution of such transferee as a Member.

ARTICLE 10.

AMENDMENTS

10.1 Amendments in General. Except as otherwise provided in this Agreement, this Agreement may be amended only by an instrument in writing signed by the CBRE Member and the Duke Member.

ARTICLE 11.

LIABILITY, EXCULPATION, INDEMNIFICATION AND INSURANCE

11.1 Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

11.2 Exculpation.

(a) Covered Persons shall be liable only for acts or omissions caused by their gross negligence, recklessness, willful misconduct or dishonesty in the performance of their duties under this Agreement. In addition, no Covered Person shall be liable to the Company or to any Member by reason of: (i) any failure to withhold income tax under federal or state tax laws with respect to income allocated to the Members; or (ii) any change in the federal or state tax laws or regulations or in the interpretations thereof as they apply to the Company or the Members, whether such change or interpretation occurs through legislative, judicial or administrative action.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value or any associated liabilities with respect to any Properties, the profits or losses or with respect to the Properties from which distributions to Members might properly be paid, or any other facts relating to the Properties.

11.3 Fiduciary Duty. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement, provided that nothing in this Agreement shall limit the duties or obligations of any Covered Person to the Company or any other Covered Person set forth in any other agreement or at law or in equity.

11.4 Company Indemnification. The Company shall indemnify, to the fullest extent permitted by applicable law, each Covered Person and each Covered Person’s affiliates, directors, trustees, members, managers, shareholders, officers, partners, controlling persons, employees and agents (including any individual who serves at their request as director, officer, manager, partner, trustee or the like of another Person, including the Company) and/or the legal representatives and controlling persons of any of them (each of the foregoing being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees and expenses reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body, in which such Indemnitee may be or may have been threatened, while acting in a manner believed to be within the scope of authority conferred on such Indemnitee by this Agreement, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee’s action was within the scope of authority conferred on such Indemnitee by this Agreement, and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful; provided, however, that (i) no Indemnitee shall be indemnified hereunder against any liability to the Company or its Members or any expense of such Indemnitee arising by reason of its willful misconduct, bad faith, gross negligence, dishonesty or reckless disregard of its duties hereunder, and (ii) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by the Company.

11.5 Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company with the approval of the Executive Committee (as a Major Decision) prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in Section 11.4.

11.6 Indemnification.

(a) Notwithstanding anything to the contrary as set forth in Sections 11.1, 11.2, 11.3, 11.4 and 11.5, and subject to Section 4.4(d), the Duke Member shall indemnify the Company, each Representative, the CBRE Member and any Affiliate thereof and each of their respective affiliates, directors, trustees, members, managers, shareholders, officers, partners, controlling persons, employees and agents and/or the legal representatives and controlling persons of any of them from and against any and all liabilities, expenses, losses, costs, actions, suits, proceedings, claims or damages (including attorneys’ fees) suffered by any such Person by reason of the Duke Member’s or its Affiliates’ (including any Property Manager that is an Affiliate of the Duke Member) or any of their respective partners’, employees’, agents’ or representatives’ (each, an “Duke Member Party”): (i) willful misconduct, bad faith, fraud, gross negligence, dishonesty, or breach of this Agreement, in the performance or failure to perform by the Duke Member or its Affiliates of their respective obligations and duties under this Agreement or any Duke Agreement; and (ii) any act or omission of a Duke Member Party, which results in the triggering of any guaranty now or hereafter delivered to any holder of any Loan secured by any of the Properties or any part thereof, other than acts or omissions taken by the Representatives appointed by the Duke Member in connection with an act of the Executive Committee, or acts or omissions of the Duke Member in connection with a decision by the Members. The provisions of this Section 11.6(a) shall survive any termination of this Agreement and any amendment to such provisions shall not reduce the Duke Member’s indemnity obligations with respect to any act or omission occurring prior to the date of such amendment.

(b) Notwithstanding anything to the contrary as set forth in Sections 11.1, 11.2, 11.3, 11.4 and 11.5, and subject to Section 4.4(d), the CBRE Member shall indemnify the Company, each Representative, the Duke Member and any Affiliate thereof and each of their respective affiliates, directors, trustees, members, managers, shareholders, officers, partners, controlling persons, employees and agents and/or the legal representatives and controlling persons of any of them from and against any and all liabilities, expenses, losses, costs, actions, suits, proceedings, claims or damages (including attorneys’ fees) suffered by any such Person by reason of the CBRE Member’s or its Affiliates’ (including any Property Manager that is an Affiliate of the CBRE Member) or any of their respective partners’, employees’, agents’ or representatives’ (each, a “CBRE Member Party”): (i) willful misconduct, bad faith, fraud, gross negligence, dishonesty, or breach of this Agreement, in the performance or failure to perform by the CBRE Member or its Affiliates of their respective obligations and duties under this Agreement or any CBRE Agreement; and (ii) any act or omission of a CBRE Member Party, which results in the triggering of any guaranty now or hereafter delivered to any holder of any Loan secured by any of the Properties or any part thereof, other than acts or omissions taken by the Representatives appointed by the CBRE Member in connection with an act of the Executive

Committee, or acts or omissions of the CBRE Member in connection with a decision by the Members. The provisions of this Section 11.6(a) shall survive any termination of this Agreement and any amendment to such provisions shall not reduce the CBRE Member’s indemnity obligations with respect to any act or omission occurring prior to the date of such amendment.

(c) Notwithstanding any other provision of this Agreement to the contrary, in no event will any Member nor any Affiliate thereof nor any of their respective affiliates, directors, trustees, members, managers, shareholders, officers, partners, controlling persons, employees or agents and/or the legal representatives and controlling persons of any of them, be liable for any special, incidental, consequential (including, but not limited to, damages for lost profits or loss of revenue), indirect, or punitive damages, in connection with any claims, losses, damages or injuries arising out of any act or omission for which indemnity is provided for herein, regardless of whether the other Member was advised of the possibility of such damages.

11.7 Severability. To the fullest extent permitted by applicable law, if any portion of this Article 11 shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Member and may indemnify each employee or agent of the Company as to costs, charges and reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Article 11 that shall not have been invalidated.

11.8 Insurance. The Company and its Subsidiaries may purchase and maintain insurance, to the extent and in such amounts as the Executive Committee shall determine to be necessary or appropriate, in its sole discretion, on behalf of the Covered Persons and such other Persons as the Executive Committee shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company and its Subsidiaries, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Company and its Subsidiaries may enter into indemnity contracts with Covered Persons and such other Persons as the Executive Committee shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 11.5 as it shall determine to be necessary or appropriate in its sole discretion.

11.9 Outside Businesses. The Members, the Representatives, the Managing Member and any Affiliate of the foregoing Persons may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company and its Subsidiaries, and the Company, its Subsidiaries and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company or its Subsidiaries, shall not be deemed wrongful or improper. Subject to the Qualified Future Asset Investment Agreement, none of the Members, Representatives or any Affiliate of the foregoing Persons shall be obligated to present any particular investment opportunity to the Company or its Subsidiaries even if such opportunity is of a character that, if presented to the Company or its Subsidiaries, could be taken by the Company or its Subsidiaries, and any Member, Representative or Affiliate of the foregoing Persons shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

ARTICLE 12.

RIGHT OF FIRST REFUSAL / OFFER

12.1 Third Party Offers; Right of First Refusal. If a Property has been owned by the Company or a Subsidiary for more than four (4) years (each such Property, a “Marketable Property”), and either Member receives a bona fide, written cash offer (i.e., not seller financed) from an unaffiliated third party for the purchase of the Marketable Property (including, an offer that was received after a solicitation by such Member for an offer from such unaffiliated third party) (such offer, the “Offer”), the Member receiving such Offer shall provide a copy of the Offer to the other Member and an Executive Committee meeting shall be held to discuss the Offer. If the Executive Committee cannot agree on the Offer, then the Member that desires for the Company to accept the Offer (the “ROFR Initiating Member”) may provide notice of the terms of such Offer (the “ROFR Notice”) to the other member that does not desire for the Company to accept the Offer (the “ROFR Non-Initiating Member”) in accordance with Section 14.1, which ROFR Notice shall include a statement that the ROFR Initiating Member is exercising its rights under Article 12 of this Agreement.

12.2 Procedure for Closing Upon a Rejection of the Right of First Refusal. The ROFR Non-Initiating Member shall have thirty (30) days from the date of its receipt of the ROFR Notice (the “ROFR Response Period”) to provide notice of its decision whether or not to purchase the Marketable Property from the Company or a Subsidiary on the same terms as those set forth in the Offer. Failure of the ROFR Non-Initiating Member to deliver the notice of its decision as set forth in the previous sentence within the 30 day period shall be deemed to be a decision by the ROFR Non-Initiating Member to not purchase the Marketable Property from the Company or such Subsidiary on the same terms as those set forth in the Offer. If the ROFR Non-Initiating Member declines (or is deemed to have declined) to purchase the Marketable Property from the Company or such Subsidiary on the same terms as those set forth in the Offer, the ROFR Initiating Member may, but shall not be obligated to, direct the Company (through the ROFR Initiating Member’s appointed Representatives) to consummate the sale of the Marketable Property to the unaffiliated third party within 180 days from the ROFR Response Period, upon terms and conditions substantially as set forth in the Offer, provided, that in no event shall the final purchase price of the Marketable Property be less than 97% of the highest price stated in the Offer. The ROFR Non-Initiating Member shall use its commercially reasonable efforts (including by directing its appointed Representatives to use their commercially reasonable efforts) to assist the Company in consummating such sale. If the sale of the Marketable Property is to be consummated after 180 days from the ROFR Response Period, or upon terms and conditions that are not substantially as set forth in the Offer (including, but not limited to, having a final purchase price of less than 97% of the highest price stated in the Offer), then the ROFR Initiating Member must again submit the revised terms of the Offer as a new “Offer” pursuant to the terms of this Article 12, before such Marketable Property may be sold.

12.3 Procedure for Closing upon an Acceptance of the Right of First Refusal. If the ROFR Non-Initiating Member agrees to purchase the Marketable Property from the Company or such Subsidiary on the same terms as those set forth in the Offer, the ROFR Non-Initiating Member and the ROFR Initiating Member shall cause the Company to consummate the sale of the Marketable Property within 60 days after the expiration of the ROFR Response Period. ROFR Non-Initiating Member shall provide an earnest money deposit in the amount of the earnest money set forth in the Offer with a nationally recognized title insurance company (the “ROFR Deposit”). The closing shall take place on the terms set forth in the Offer, and, to the extent not inconsistent with the Offer, the customs and procedures followed in the market where the Marketable Property is located for the sale of industrial/warehouse property shall govern the rights and obligations of the parties as to adjustments, the allocation of closing costs and other matters with respect to closing, which shall be determined by the Executive Committee in its reasonable discretion. If the sale of the Marketable Property is not consummated within such 60 day period as a result of a default by the ROFR Non-Initiating Member, the ROFR Initiating Member shall have the right to (a) terminate the sale of the Marketable Property to the ROFR Non-Initiating Member (upon which termination the Company shall receive the ROFR Deposit as liquidated damages and shall distribute the ROFR Deposit to the Members pursuant to the priority set forth in Section 5.1(b), it being agreed by the parties that the damages to the Company from the default of the ROFR Non-Initiating Member are uncertain at this time, and that the ROFR Deposit is a fair estimation of the damages that would be suffered by the Company and its Members and is not a penalty and (b) sell the Marketable Property to the unaffiliated third party within 180 days from the expiration of the 60 day period set forth in the first sentence of this Section 12.3, and the ROFR Non-Initiating Member shall be deemed to have declined to purchase the Marketable Property upon the terms and conditions set forth in the Offer, and shall have such rights and obligations as set forth in Section 12.2.

12.4 Right of First Offer.

(a) During the term of this Agreement, any Member (the “ROFO Initiating Member”) may, by written notice (the “Marketing Notice”) to the other Member (the “ROFO Non-Initiating Member”) and the Company, propose the sale of any Marketable Property. The Marketing Notice shall contain a proposed marketing plan for the Marketable Property, including the offering price (the “Marketing Price”), the material terms of a brokerage contract and a marketing strategy. Following the issuance of such notice, the Executive Committee shall consider the proposed marketing plan for such Marketable Property and, if appropriate, possible alternatives. If the Executive Committee agrees on a marketing plan, then the Managing Member shall cause such Marketable Property to be marketed and sold in accordance with that marketing plan. If the Executive Committee fails to agree unanimously upon a marketing plan within thirty (30) days after the receipt by the Company of the Marketing Notice, and the ROFO Initiating Member nevertheless desires to go forward with the sale of such Marketable Property, then the following provisions of this Section 12.4 shall apply, provided that the ROFO Notice (as defined below) must be given no later than sixty (60) days following the Marketing Notice.

(b) The ROFO Initiating Member shall deliver a written notice (the “ROFO Notice”) to the ROFO Non-Initiating Member setting forth the terms upon which the ROFO Initiating Member is willing to sell such Marketable Property as of the date the ROFO Notice is given, which terms shall include the value in U.S. dollars at which the ROFO Initiating Member values such Marketable Property (the “ROFO Purchase Price”). The notice shall grant the ROFO Non-Initiating Member the right to purchase such Marketable Property for a price equal to such ROFO Purchase Price. Once given, a ROFO Notice may not be revoked or withdrawn by the ROFO Initiating Member without the written consent of the ROFO Non-Initiating Member, which consent may be withheld in its sole and absolute discretion. The ROFO Non-Initiating Member shall notify the ROFO Initiating Member in writing within ten (10) Business Days after the date the ROFO Notice is given of its election to either waive its option to purchase such Marketable Property or to exercise such option (such notice referred to herein as a “ROFO Purchase Notice”). The ROFO Non-Initiating Member’s failure to notify the ROFO Initiating Member of its election within such ten (10) Business Day period shall be deemed an election to waive its option to purchase such Marketable Property.

(c) If the ROFO Non-Initiating Member waives its option to purchase such Marketable Property, then the ROFO Initiating Member shall have the right, for a period of 180 days commencing on the date that the ROFO Non-Initiating Member notifies the ROFO Initiating Member in writing of such waiver (or the date on which the ROFO Non-Initiating Member is deemed to have given such waiver), and without obtaining the consent of the ROFO Non-Initiating Member, to pursue the sale of such Marketable Property to any person that is not affiliated with the ROFO Initiating Member. In that regard, the ROFO Initiating Member may (on behalf of the Company) engage the services of an independent real estate brokerage firm to solicit offers from third parties unaffiliated with the ROFO Initiating Member to purchase such Marketable Property, whose fees share be borne (i) by the Company, upon the sale of such Marketable Property by the Company or (ii) by the ROFO Initiating Member, upon the failure of the ROFO Initiating Member to sell such Marketable Property within the 180-day period. The terms of any such engagement shall be commercially reasonable, shall provide for full disclosure of all sale activity, indications of interest and offers to both the ROFO Initiating Member and the ROFO Non-Initiating Member and shall not encumber such Marketable Property or the Company in any way beyond the 180-day period. The ROFO Initiating Member shall be required to sign a listing agreement consistent herewith. So long as the purchase price for such sale is equal to or greater than 97% of the ROFO Purchase Price (including the sum of all liabilities of such Marketable Property), then the Managing Member shall cause the Company to consummate such sale. Any purchase and sale agreement and documents related to the sale shall contain customary representations and warranties, covenants, and exposure to potential liabilities customary for such transactions. If any Loan with respect to such Marketable Property is assumed, closing documents shall also include the buyer’s delivery to the Company and the Members of (i) an indemnification against any claims against the Company and the Members with respect to such Loans for the period on and after the closing date and (ii) a release of the Company and any guarantors of such Loan from the lenders with respect to such Loans for any liabilities related to the period on and after the closing date.

(d) If the ROFO Non-Initiating Member elects to purchase such Marketable Property, then the sale of such Marketable Property shall be on the same terms as in the ROFO Notice and the ROFO Non-Initiating Member shall deposit with a nationally recognized title insurance company an earnest money deposit equal to three percent (3%) of the ROFO Purchase Price (the “ROFO Deposit”) at the same time it delivers the ROFO Purchase Notice. The

Members hereby agree that: (i) the ROFO Non-Initiating Member would be irreparably injured in the event of a breach or threatened breach by the Company or the ROFO Initiating Member of its obligations to consummate the sale of such Marketable Property to the ROFO Non-Initiating Member within the specified time period; (ii) monetary damages would not be an adequate remedy for such breach, (iii) the ROFO Non-Initiating Member shall be entitled (without the need to post any bond) to seek and obtain a decree or order of specific performance to enforce the observance and performance of such sale and an injunction restraining such breach or threatened breach, and (iv) the existence of any claims that the Company or the ROFO Initiating Member may have against the ROFO Non-Initiating Member, whether under this Agreement or any other agreement, shall not be a defense to (or reason for the delay of) the enforcement by the ROFO Non-Initiating Member of its rights or remedies under this Agreement. Notwithstanding any to the contrary in the foregoing, if the ROFO Non-Initiating Member defaults on its purchase of such Marketable Property, the ROFO Initiating Member may: (x) elect (on behalf of the Company) to have the Company receive the ROFO Deposit, which shall be distributed to the Members in accordance with the priority set forth in Section 5.l(b), it being agreed by the parties that the ROFO Deposit shall constitute liquidated damages, and the damages to the Company and its Members from the default of the ROFO Non-Initiating Member are uncertain at this time, and that the portion of the ROFO Deposit receivable by the ROFO Initiating Member is a fair estimation of the damages that would be suffered by the ROFO Initiating Member and is not a penalty; and (y) deem the ROFO Non-Initiating Member to have waived its option to purchase such Marketable Property, and pursue the sale of such Marketable Property to any person that is not affiliated with the ROFO Initiating Member in accordance with the provisions of Section 12.4(c) (except that the 180-day period set forth therein shall commence on the date the ROFO Non-Initiating member defaults on its purchase of such Marketable Property).

ARTICLE 13.

BUY SELL

13.1 Company Buy-Sell Option.

(a) If at any time (i) a Deadlock occurs with respect to a Major Decision which is not resolved through an additional meeting of the Executive Committee (the “Second Company Buy-Sell Meeting”) or (ii) the Executive Committee has delivered a removal notice to the Managing Member pursuant to Section 3.7(b), then either Member (the “Company Offeror”) may institute the following reciprocal buy-sell procedure (the “Company Bay-Sell Procedure”) within one hundred (100) days after the Second Company Buy-Sell Meeting or the delivery of the removal notice, by giving notice to the other Member (the “Company Offeree”) in accordance with Section 14.1 (the “Company Buy-Sell Notice”), which notice shall specify (i) that the Company Offeror is triggering the Company Buy-Sell Procedure pursuant to this Section 13.1, and (ii) the value in U.S. dollars in which the Company Offeror values the entire Company; provided, however, that no Company Buy-Sell Procedure may be instituted by a Member that has elected (on behalf of the Company) to receive, in the immediately preceding 12-month period, the Company Buy-Sell Deposit pursuant to another Company Buy-Sell Procedure. The delivery of the Company Buy-Sell Notice shall simultaneously constitute (x) an offer to buy the Company Offeree’s Interest for a sum (the “Company Buy-Sell Purchase Price”) equal to the greater of (1) Ten and No/100 Dollars ($10.00) and (2) the amount that would be distributed to the Company Offeree pursuant to Section 5.1(b) upon a sale of the Company to a third party for the amount set forth in the Company Buy-Sell Notice (the “Company Buy Offer”), and (y) an offer to sell the Company Offeror’s Interest for a sum equal to greater of (1) Ten and No/100 Dollars ($10.00) and (2) the amount that would be distributed to the Company Offeror pursuant to Section 5.1 (b) upon a sale of the Company to a third party for the amount set forth in the Company Buy-Sell Notice (the “Company Sell Offer”). The parties hereby agree that the value set forth in the Company Buy-Sell Notice shall be automatically (x) increased by the amount of any capital contributions (including Priority Loans) made by the Members to the Company pursuant to this Agreement or any Contribution Agreement and (y) decreased by the amount of any distributions made by the Company to the Members pursuant to this Agreement (other than Section 5.1(a)), in each case during the period from the delivery of the Company Buy-Sell Notice to the consummation of the Company Buy-Sell Procedure (whether by the consummation of the sale of the Company or the receipt by the Company of the Company Buy-Sell Deposit).

(b) Upon receipt of the Company Buy-Sell Notice, the Company Offeree shall have the option to elect to accept either the Company Buy Offer or the Company Sell Offer, in each case within 30 days from the date it receives the Company Buy-Sell Notice. If the Company Offeree does not respond within such 30-day period (the “Company Buy-Sell Offer Period”), the Company Offeree shall be deemed to have accepted the Company Buy Offer.

(c) Upon the acceptance (or deemed acceptance) of the Company Buy Offer, the Company Offeror shall deposit with a nationally recognized title insurance company an earnest money deposit equal to one and a half percent (1.5%) of the amount which the Company Offeror values the entire Company (the “Company Buy-Sell Deposit”) (or replace the Company Buy-Sell Deposit with its own funds, if such Company Buy-Sell Deposit has been previously deposited by the Company Offeree), and the Company Offeree and the Company Offeror shall consummate the sale of the Company Offeree’s Interest within 60 days from the Company Offeree’s acceptance (or deemed acceptance) of the Company Buy Offer. The Members hereby agree that: (i) the Company Offeror would be irreparably injured in the event of a breach or threatened breach by the Company Offeree of its obligations to consummate the sale of the Company Offeree’s Interest within the specified time period; (ii) monetary damages would not be an adequate remedy for such breach, (iii) the Company Offeror shall be entitled (without the need to post any bond) to seek and obtain a decree or order of specific performance to enforce the observance and performance of such sale and an injunction restraining such breach or threatened breach, and (iv) the existence of any claims that the Company Offeree may have against the Company Offeror, whether under this Agreement or any other agreement, shall not be a defense to (or reason for the delay of) the enforcement by the Company Offeror of its rights or remedies under this Agreement. Notwithstanding any to the contrary in the foregoing, if the Company Offeror defaults on its purchase of the Company Offeree’s Interest, the Company Offeree may elect to either (1) have the Company receive the Company Buy-Sell Deposit, which shall be distributed to the Members in accordance with the priority set forth in Section 5.1 (b), it being agreed by the parties that the portion of the Company Buy-Sell Deposit that would be received by the Company Offeree shall constitute liquidated damages, and the damages to the Company Offeree from the default of the Company Offeror are uncertain at this time, and that the portion of the Company Buy-Sell Deposit receivable by the Company Offeree is a fair estimation of the damages that would be suffered by the Company Offeree and is not a penalty or (2) treat the Company Offeror as having made a Company Sell Offer to the Company Offeree, and the Company Offeree may exercise its right to purchase the Company Offeror’s Interest at a purchase price based on the valuation of the Company set forth in the initial Company Buy-Sell Notice by written notice to the Company Offeror within 12 Business Days after the Company Offeror’s default, and the parties shall proceed to consummate the sale of the Company Offeror’s Interest, in accordance with Section 13.1(d) below.

(d) Upon the acceptance of the Company Sell Offer by the Company Offeree, the Company Offeree shall deposit with a nationally recognized title insurance company the Company Buy-Sell Deposit (or replace the Company Buy-Sell Deposit with its own funds, if such Company Buy-Sell Deposit has been previously deposited by the Company Offeror), and the Company Offeree and the Company Offeror shall consummate the sale of the Company Offeror’s Interest within 60 days from the Company Offeree’s acceptance of the Company Sell Offer (the “Company Buy-Sell Closing Date”). The Members hereby agree that: (i) the Company Offeree would be irreparably injured in the event of a breach or threatened breach by the Company Offeror of its obligations to consummate the sale of the Company Offeror’s Interest within the specified time period; (ii) monetary damages would not be an adequate remedy for such breach, (iii) the Company Offeree shall be entitled (without the need to post any bond) to seek and obtain a decree or order of specific performance to enforce the observance and performance of such sale and an injunction restraining such breach or threatened breach, and (iv) the existence of any claims that the Company Offeror may have against the Company Offeree, whether under this Agreement or any other agreement, shall not be a defense to (or reason for the delay of) the enforcement by the Company Offeree of its rights or remedies under this Agreement. Notwithstanding any to the contrary in the foregoing, if the Company Offeree defaults on its purchase of the Company Offeror’s Interest, the Company Offeror may elect to either (1) have the Company receive the Company Buy-Sell Deposit, which shall be distributed to the Members in accordance with the priority set forth in Section 5.1(b), it being agreed by the parties that the portion of the Company Buy-Sell Deposit that would be received by the Company Offeror shall constitute liquidated damages, and the damages to the Company Offeror from the default of the Company Offeree are uncertain at this time, and that the portion of the Company Buy-Sell Deposit receivable by the Company Offeror is a fair estimation of the damages that would be suffered by the Company Offeror and is not a penalty or (2) treat the Company Offeree as having made a Company Buy Offer to the Company Offeror, and the Company Offeror may exercise its right to purchase the Company Offeree’s Interest at a purchase price based on the valuation of the Company set forth in the initial Company Buy-Sell Notice by written notice to the Company Offeree within 12 Business Days after the Company Offeree’s default, and the parties shall proceed to consummate the sale of the Company Offeree’s Interest, in accordance with Section 13.1(c) above.

(e) Effective as of the Company Buy-Sell Closing Date, the Member selling its Interest (the “Withdrawing Party”) shall cease to be a Member of the Company and the provisions of this Section 13.1(e) shall apply. The purchasing Member (the “Continuing Party”) shall also obtain, as a condition to the occurrence of the foregoing events on the Company Buy-Sell Closing Date, a release from any personal recourse liabilities, if any, for the Withdrawing Party (or any affiliates of a Withdrawing Party that have executed and delivered guaranties, indemnities or other recourse obligations that are not limited to the Company) for any Loan to the Company which is not paid in full on the Company Buy-Sell Closing Date; provided, however, if the Continuing Party is unable to obtain a release from liability for the Withdrawing Party or its affiliates for any such personal or recourse liabilities, the Continuing Party shall deliver to the Withdrawing Party on the Company Buy-Sell Closing Date an indemnity from the Continuing Party and the Company for the benefit of the Withdrawing Party (or its applicable affiliates) for claims, actions, damages, costs, expenses, and liabilities of the Company arising after the Company Buy-Sell Closing Date from such Loan, excepting therefrom any such claims, actions, damages, costs, expenses, and liabilities arising out of the negligence, willful misconduct, misrepresentation or fraud of the Withdrawing Party (or any other indemnified affiliates); provided, however, if the Continuing Member shall not be financially capable of performing such indemnity obligations as determined by the Withdrawing Party in the exercise of its reasonable discretion, then the Continuing Party shall provide another entity reasonably acceptable to the Withdrawing Party to join in and be responsible for performing such indemnity obligations of the Continuing Party as a condition precedent to the obligations of the Withdrawing Party to so withdraw.

The Company Buy-Sell Purchase Price shall not include real estate closing prorations, which shall be separately adjusted between the parties pursuant to this Section 13.1(e). The Company Buy-Sell Deposit shall be credited against the Company Buy-Sell Purchase Price at closing. The Continuing Party shall pay the Company Buy-Sell Purchase Price (less the Company Buy-Sell Deposit) to the Withdrawing Party to the Company by wire transfer of immediately available U.S. funds, and the Members shall execute and deliver amendments to this Agreement and any statement with regard to the Company filed in any public records, reflecting the withdrawal of the Withdrawing Party from the Company as of the Company Buy-Sell Closing Date.

The Continuing Party and the Withdrawing Party shall cooperate with one another in structuring the transaction in which the Withdrawing Party’s Interest is purchased so long as such transaction structure does not adversely impact the Withdrawing Party in any manner (including structuring such transaction as a redemption of the Withdrawing Member’s Interest by the Company with a simultaneous capital contribution by the Continuing Member or other affiliated party). Any such structure that results in a tax and accounting treatment such transaction with respect to the Withdrawing Party that is no less favorable than a sale of the Withdrawing Party’s Interest for a price equal to the amount that would be distributable to the Withdrawing Party upon a sale of all of the Properties for the value specified in the Company Buy-Sell Notice (subject to the other specific provisions of this Article 13 concerning payment of costs, distributions etc.), shall be deemed not to adversely impact the Withdrawing Party. The Withdrawing Party shall provide customary representations and warranties as to (i) its title to its Interests (including such title being free and clear of any liens or encumbrances of any nature) and (ii) the existence, good standing and authority of the Withdrawing Party to convey its Interest to the Continuing Party, but shall not be obligated to provide any representations or warranties concerning the assets of the Company. In addition, traditional real estate closing prorations shall be made, and the Company Buy-Sell Purchase Price payable to the Withdrawing Party shall be increased or decreased by the net amount thereof due to or from the Withdrawing Party.

13.2 Property Buy-Sell Option.

(a) If at any time a Deadlock occurs with respect to a Major Decision that relates solely to a particular Property, other than a Deadlock relating solely to a sale of a Property that has been owned by the Company or a Subsidiary for less than four years) which is not resolved through an additional meeting of the Executive Committee (the “Second Property Buy-Sell Meeting”), then either Member (the “Property Offeror”) may institute the following reciprocal buy-sell procedure (the “Property Buy-Sell Procedure”) within sixty (60) days after the Second Property Buy-Sell Meeting, by giving notice to the other Member (the “Property Offeree”) in accordance with Section 14.1 (the “Property Buy-Sell Notice”), which notice shall specify (i) that the Property Offeror is triggering the Property Buy-Sell Procedure pursuant to this Section 13.2, and (ii) the value in U.S. dollars at which the Property Offeror values the Property (the “Property Buy-Sell Purchase Price”); provided, however, that no Property Buy- Sell Procedure may be instituted by a Member that has elected (on behalf of the Company) to receive, in the immediately preceding 12-month period, the Property Buy-Sell Deposit pursuant to another Property Buy-Sell Procedure with respect to the same Property. The delivery of the Property Buy-Sell Notice shall simultaneously constitute (x) an offer to buy the Property from the Company for a sum equal to the Property Buy-Sell Purchase Price (the “Property Buy Offer”), and (y) an offer (on behalf of the Company) to sell to the Property Offeree the Property for a sum equal to the Property Buy-Sell Purchase Price (the “Property Sell Offer”).

(b) Upon receipt of the Property Buy-Sell Notice, the Property Offeree shall have the option to elect to accept either the Property Buy Offer or the Property Sell Offer, in each case within 30 days from the date it receives the Property Buy-Sell Notice. If the Property Offeree does not respond within such 30-day period (the “Property Buy-Sell Offer Period”), the Property Offeree shall be deemed to have accepted the Property Buy Offer.

(c) Upon the acceptance (or deemed acceptance) of the Property Buy Offer, the Property Offeror shall deposit with a nationally recognized title insurance company an earnest money deposit equal to three percent (3%) of the Property Purchase Price (the “Property Buy-Sell Deposit”) (or replace the Property Buy-Sell Deposit with its own funds, if such Property Buy-Sell Deposit has been previously deposited by the Property Offeree), and the Property Offeree and the Property Offeror shall consummate the sale of the Property within 60 days from the acceptance of the Property Buy Offer. The Members hereby agree that: (i) the Property Offeror would be irreparably injured in the event of a breach or threatened breach by the Company or the Property Offeree of its obligations to consummate the sale of the Property within the specified time period; (ii) monetary damages would not be an adequate remedy for such breach, (iii) the Property Offeror shall be entitled (without the need to post any bond) to seek and obtain a decree or order of specific performance to enforce the observance and performance of such sale and an injunction restraining such breach or threatened breach, and (iv) the existence of any claims that the Company or the Property Offeree may have against the Property Offeror, whether under this Agreement or any other agreement, shall not be a defense to (or reason for the delay of) the enforcement by the Property Offeror of its rights or remedies under this Agreement. Notwithstanding any to the contrary in the foregoing, if the Property Offeror defaults on its purchase of the Property, the Property Offeree may elect (on behalf of the Company) to either (1) have the Company receive the Property Buy-Sell Deposit, which shall be distributed to the Members in accordance with the priority set forth in Section 5.1(b), it being agreed by the parties that the Property Buy-Sell Deposit shall constitute liquidated damages, and the damages to the Company and its Members from the default of the Property Offeror are uncertain at this time, and that the portion of the Property Buy-Sell Deposit receivable by the Property Offeree is a fair estimation of the damages that would be suffered by the Property Offeree and is not a penalty or (2) treat the Property Offeror as having made a Property Sell Offer (on behalf of the Company) to the Property Offeree, and the Property Offeree may exercise its right to purchase the Property from the Company at the Property Buy-Sell Purchase Price by written notice to the Property Offeror within 12 Business Days after the Property Offeror’s default, and the parties shall proceed to consummate the sale of the Property to the Property Offeree, in accordance with Section 13.2(d) below.

(d) Upon the acceptance (or deemed acceptance) of the Property Sell Offer, the Property Offeree shall deposit with a nationally recognized title insurance company the Property Buy-Sell Deposit (or replace the Property Buy-Sell Deposit with its own funds, if such Property Buy-Sell Deposit has been previously deposited by the Property Offeror), and the Property Offeree and the Property Offeror shall consummate the sale of the Property within 60 days from the acceptance of the Property Sell Offer. The Members hereby agree that: (i) the Property Offeree would be irreparably injured in the event of a breach or threatened breach by the Company or the Property Offeror of its obligations to consummate the sale of the Property within the specified time period; (ii) monetary damages would not be an adequate remedy for such breach, (iii) the Property Offeree shall be entitled (without the need to post any bond) to seek and obtain a decree or order of specific performance to enforce the observance and performance of such sale and an injunction restraining such breach or threatened breach, and (iv) the existence of any claims that the Company or the Property Offeror may have against the Property Offeree, whether under this Agreement or any other agreement, shall not be a defense to (or reason for the delay of) the enforcement by the Property Offeree of its rights or remedies under this Agreement. Notwithstanding any to the contrary in the foregoing, if the Property Offeree defaults on its purchase of the Property, the Property Offeror may elect (on behalf of the Company) to either (1) have the Company receive the Property Buy-Sell Deposit, which shall be distributed to the Members in accordance with the priority set forth in Section 5.1(b), it being agreed by the parties that the Property Buy-Sell Deposit shall constitute liquidated damages, and the damages to the Company and its Members from the default of the Property Offeree are uncertain at this time, and that the portion of the Property Buy-Sell Deposit receivable by the Property Offeror is a fair estimation of the damages that would be suffered by the Property Offeror and is not a penalty or (2) treat the Property Offeree as having made a Property Buy Offer to the Company, and the Property Offeror (on behalf of the Company) may exercise the right to purchase the Property (on behalf of the Company) at the Property Buy-Sell Purchase Price by written notice to the Property Offeree within 12 Business Days after the Property Offeree’s default, and the parties shall proceed to consummate the sale of the Property, in accordance with Section 13.2(c) above.

ARTICLE 14.

GENERAL PROVISIONS

14.1 Notices. Except as specifically provided elsewhere in this Agreement, all notices, requests, consents and statements to the Company or any Member shall be deemed to have been properly given if mailed from within the United States by first class mail, postage prepaid, or if sent by prepaid hand courier, or if mailed by a nationally recognized next-day overnight courier service to the address set forth in Exhibit B or such other address or addresses as may be specified by written notice by such person in accordance with this Section 14.1. Except as specifically provided elsewhere in this Agreement, notice by courier shall be deemed effective upon receipt, notice by first class mail shall be deemed effective three (3) Business Days after being deposited in the United States mail, and notice by nationally recognized next-day overnight delivery shall be deemed effective one (1) Business Day after deposited with the overnight carrier. Any notice by an attorney representing the Member giving notice shall be deemed given by such Member.

14.2 Further Assurances. Each Member hereby agrees to execute all certificates, counterparts, amendments, instruments or documents that may be required by the Company under the laws governing limited liability companies of the various states in which the Company does business, in order to effectuate the purposes of the Company and the intents of the parties hereto, in each case as set forth in this Agreement.

14.3 Binding Effect. This Agreement and all of the terms and provisions hereof shall be binding upon, and shall inure to the benefit of, the Members and their respective successors and permitted assigns, except as expressly otherwise provided herein.

14.4 Counterparts. This Agreement or any amendment thereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one Agreement (or amendment, as the case may be).

14.5 Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the Act and the laws of the State of Delaware, without regard to its conflict of laws rules. In the event of any conflict between any provisions of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence. It is agreed that the parties hereto intend to form and continue a limited liability company hereby, but in the event that the Company shall fail to substantially comply with the requirements for the formation and continuation of a limited liability company under the laws of the State of Delaware, the Company shall be administered pursuant to the provisions of the Act as if it were a limited liability company.

14.6 Gender and Number; References. Where the context so permits, reference in this Agreement (a) to any particular gender shall be deemed to denote any other gender, (b) to the singular shall be deemed to denote the plural, and (c) to the plural shall be deemed to denote the singular; in each case as the context may require. References in this Agreement to the preamble, recitals, Sections, Articles, Exhibits, Annexes or Schedules shall be to the preamble, recitals, sections, articles, exhibits or schedules to this Agreement unless expressly provided otherwise.

14.7 Facsimile Signature. For all purposes under this Agreement, a signature tendered by facsimile is as effective as an executed original signature.

14.8 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions because of a conflict between such provision and any constitution or statute or rule of public policy in such jurisdiction applicable to the Company or the Members, such circumstance shall not have the effect of rendering such provision invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance to the extent that such provision is not in conflict with the constitution, statutes or rules of public policy of such other jurisdiction or in such other circumstance, and this Agreement shall be reformed and construed in any jurisdiction under which the Company exists such that such provision would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

14.9 Integration. This Agreement, the Initial Contribution Agreement and the Qualified Future Asset Investment Agreement contain the entire understanding among the Members and supersede any prior understandings, term sheets, inducements or conditions, expressed or implied, written or oral, among them respecting the subject matter contained herein. Except as set forth in this Agreement, the Initial Contribution Agreement and the Qualified Future Asset Investment Agreement, there are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein or therein. The express terms hereof and thereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof and thereof.

14.10 Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

14.11 Indulgences, Etc. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party granting such waiver.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement, as of the date first above written.

MEMBERS:	DUKE MEMBER:

DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership

	By:	DUKE REALTY CORPORATION, an Indiana corporation, General Partner

		By:	/s/ Nicholas C. Anthony
		Name:	Nicholas C. Anthony
		Title:	Senior Vice President

CBRE MEMBER:

CBRE OPERATING PARTNERSHIP, L.P., a Delaware limited liability partnership

	By:	CB RICHARD ELLIS REALTY TRUST, a Maryland real estate investment trust, its general partner

By:
Name:
Title:

[Signature Page to Duke/Hulfish, LLC]

IN WITNESS WHEREOF, the undersigned have executed this Agreement, as of the date first above written.

MEMBERS:	DUKE MEMBER;

DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership

	By:	DUKE REALTY CORPORATION, an Indiana corporation, General Partner

By:
Name:
Title:

CBRE MEMBER:

CBRE OPERATING PARTNERSHIP, L.P., a Delaware limited liability partnership

	By:	CB RICHARD ELLIS REALTY TRUST, a Maryland real estate investment trust, its general partner

		By:	/s/ Jack A. Cuneo
		Name:	Jack A. Cuneo
		Title:	President

[Signature Page to Duke/Hulfish, LLC]